Exhibit 99.2
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Description of the Company
Throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”), the term “Altria Group, Inc.” refers to the consolidated financial position, results of operations and cash flows of the Altria family of companies and the term “ALG” refers solely to the parent company. ALG’s wholly-owned subsidiaries, Philip Morris USA Inc. (“PM USA”) and Philip Morris International Inc. (“PMI”) are engaged in the manufacture and sale of cigarettes and other tobacco products. Philip Morris Capital Corporation (“PMCC”), another wholly-owned subsidiary, maintains a portfolio of leveraged and direct finance leases. In addition, ALG held a 28.6% economic and voting interest in SABMiller plc (“SABMiller”) at December 31, 2006. ALG’s majority-owned (89.0% as of December 31, 2006) subsidiary, Kraft Foods Inc. (“Kraft”) is reflected in the financial statements and throughout MD&A as a discontinued operation as a result of the Kraft spin-off discussed below. ALG’s access to the operating cash flows of its subsidiaries consists of cash received from the payment of dividends and interest, and the repayment of amounts borrowed from ALG by its subsidiaries.
Kraft Spin-Off:
On January 31, 2007, the Board of Directors announced Altria Group, Inc.’s plans to spin off all of its remaining interest in Kraft on a pro rata basis to Altria Group, Inc. stockholders in a tax-free distribution. The distribution of all the Kraft shares owned by Altria Group, Inc. was made on March 30, 2007 (“Distribution Date”), to Altria Group, Inc. stockholders of record as of the close of business on March 16, 2007 (“Record Date”). The exact distribution ratio of 0.692024 was calculated by dividing the number of Class A common shares of Kraft held by Altria Group, Inc. by the number of Altria Group, Inc. shares outstanding on the Record Date. Altria Group, Inc. stockholders received cash in lieu of fractional shares of Kraft.
Holders of Altria Group, Inc. stock options were treated similarly to public stockholders and accordingly, had their stock awards split into two instruments. Holders of Altria Group, Inc. stock options received the following stock options, which, immediately after the spin-off, had an aggregate intrinsic value equal to the intrinsic value of the pre-spin Altria Group, Inc. options:
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a new Kraft option to acquire the number of shares of Kraft Class A common stock equal to the product of (a) the number of Altria Group, Inc. options held by such person on the Distribution Date and (b) the distribution ratio of 0.692024 mentioned above; and

•	an adjusted Altria Group, Inc. option for the same number of shares of Altria Group, Inc. common stock with a reduced exercise price.
Holders of Altria Group, Inc. restricted stock or stock rights awarded prior to January 31, 2007, retained their existing award and received restricted stock or stock rights of Kraft Class A common stock. The amount of Kraft restricted stock or stock rights awarded to such holders was calculated using the same formula set forth above with respect to new Kraft options. The restricted stock and stock rights will not vest until the completion of the original restriction period (typically, three years from the date of the original grant). Recipients of Altria Group, Inc. stock rights awarded on January 31, 2007, did not receive restricted stock or stock rights of Kraft. Rather, they received additional stock rights of Altria Group, Inc. to preserve the intrinsic value of the original award.
To the extent that employees of the remaining Altria Group, Inc. received Kraft stock options, Altria Group, Inc. reimbursed Kraft in cash for the Black-Scholes fair value of the stock options received. To the extent that Kraft employees held Altria Group, Inc. stock options, Kraft reimbursed Altria Group, Inc. in cash for the

Black-Scholes fair value of the stock options. To the extent that holders of Altria Group, Inc. stock rights received Kraft stock rights, Altria Group, Inc. paid to Kraft the fair value of the Kraft stock rights less the value of projected forfeitures. Based upon the number of Altria Group, Inc. stock awards outstanding at December 31, 2006, the net amount of these reimbursements was a payment of $179 million from Kraft to Altria Group, Inc.
Until the spin-off, Kraft was included in the Altria Group, Inc. consolidated federal income tax return, and federal income tax contingencies were recorded as liabilities on the balance sheet of ALG. Prior to the distribution of Kraft shares, ALG reimbursed Kraft in cash for these liabilities, which were $305 million, plus interest.
A subsidiary of ALG currently provides Kraft with certain services at cost plus a 5% management fee. After the Distribution Date, Kraft will undertake these activities, and any remaining limited services provided to Kraft will cease in 2007. All intercompany accounts were settled in cash within 30 days of the Distribution Date.
Altria Group, Inc. currently estimates that, if the distribution had occurred on December 31, 2006, it would have resulted in a net decrease to Altria Group, Inc.’s stockholders’ equity of approximately $27 billion.
Other:
In March 2005, a subsidiary of PMI acquired 40% of the outstanding shares of PT HM Sampoerna Tbk (“Sampoerna”), an Indonesian tobacco company. In May 2005, PMI purchased an additional 58%, for a total of 98%. The total cost of the transaction was $4.8 billion, including Sampoerna’s cash of $0.3 billion and debt of the U.S. dollar equivalent of $0.2 billion. The purchase price was primarily financed through a euro 4.5 billion bank credit facility arranged for PMI and its subsidiaries, consisting of a euro 2.5 billion three-year term loan facility (which, through repayments has since been reduced to euro 1.5 billion) and a euro 2.0 billion five-year revolving credit facility. These facilities are not guaranteed by ALG.
Sampoerna’s financial position and results of operations have been fully consolidated with PMI as of June 1, 2005. From March 2005 to May 2005, PMI recorded equity earnings in Sampoerna. During the years ended December 31, 2006 and 2005, Sampoerna reported $608 million and $315 million, respectively, of operating income and $249 million and $128 million, respectively, of net earnings.
Certain subsidiaries of PMI have always reported their results up to ten days before the end of December, rather than on December 31.
Beginning with the second quarter of 2007, Altria Group, Inc. revised its reportable segments to reflect PMI’s operations by geographic region. Altria Group, Inc.’s revised segments, which are reflected in the financial statements and throughout MD&A, are U.S. tobacco; European Union; Eastern Europe, Middle East and Africa; Asia; Latin America; and Financial Services.
Certain prior year segment information for PMI has been revised to conform with the current year’s segment presentation.
Executive Summary
The following executive summary is intended to provide significant highlights of the Discussion and Analysis that follows.

Consolidated Operating Results – The changes in Altria Group, Inc.’s earnings from continuing operations and diluted earnings per share (“EPS”) from continuing operations for the year ended December 31, 2006, from the year ended December 31, 2005, were due primarily to the following (in millions, except per share data):

		Diluted EPS
	Earnings from	from
	Continuing	Continuing
	Operations	Operations
For the year ended December 31, 2005	$8,170	$3.91

2005 U.S. tobacco headquarters relocation charges	2	—
2005 Loss on U.S. tobacco pool	87	0.04
2005 U.S. tobacco quota buy-out	(72)	(0.03)
2005 Asset impairment, exit and implementation costs	97	0.05
2005 Tax items	(394)	(0.19)
2005 Provision for airline industry exposure	129	0.06

Subtotal 2005 items	(151)	(0.07)

2006 Italian antitrust charge	(61)	(0.03)
2006 Asset impairment, exit and implementation costs	(118)	(0.05)
2006 Tax items	728	0.34
2006 Gain on sale of business	317	0.15
2006 Provision for airline industry exposure	(66)	(0.03)

Subtotal 2006 items	800	0.38

Currency	(122)	(0.06)
Change in effective tax rate	25	0.01
Higher shares outstanding		(0.03)
Operations	607	0.29

For the year ended December 31, 2006	$9,329	$4.43

See discussion of events affecting the comparability of statement of earnings amounts in the Consolidated Operating Results section of the following Discussion and Analysis.
Asset Impairment and Exit Costs - During 2006, Altria Group, Inc. recorded pre-tax asset impairment and exit costs totaling $178 million ($118 million after taxes). In addition, during 2005, Altria Group, Inc. recorded pre-tax asset impairment and exit costs of $139 million ($97 million after taxes). For further details on asset impairment and exit costs, see Note 3 to the Consolidated Financial Statements.
Italian Antitrust Charge — During the first quarter of 2006, PMI recorded a $61 million charge related to an Italian antitrust action.
Loss on U.S. Tobacco Pool - As further discussed in Note 19. Contingencies (“Note 19”), in October 2004, the Fair and Equitable Tobacco Reform Act of 2004 (“FETRA”) was signed into law. Under the provisions of FETRA, PM USA was obligated to cover its share of potential losses that the government may incur on the disposition of pool tobacco stock accumulated under the previous tobacco price support program. In 2005, PM USA recorded a $138 million pre-tax expense ($87 million after taxes) for its share of the loss.
U.S. Tobacco Quota Buy-Out - The provisions of FETRA require PM USA, along with other manufacturers and importers of tobacco products, to make quarterly payments that will be used to compensate tobacco growers and quota holders affected by the legislation. Payments made by PM USA under FETRA offset amounts due under the provisions of the National Tobacco Grower Settlement Trust (“NTGST”), a trust formerly established to compensate tobacco growers and quota holders. Disputes arose as to the applicability of FETRA to 2004 NTGST payments. During the third quarter of 2005, a North Carolina Supreme Court ruling determined that FETRA enactment had not triggered the offset provisions during 2004 and that tobacco companies were required to make full payment to the NTGST for the full year of 2004. The ruling, along with FETRA billings from the United States Department of Agriculture (“USDA”), established that FETRA was effective beginning in 2005. PM USA had accrued for 2004 FETRA charges and after the clarification of the court ruling, PM USA reversed a 2004 pre-tax accrual for FETRA payments in the amount of $115 million ($72 million after taxes).
Gain on Sale of Business - The 2006 gain on sale of a business was due to a $488 million gain on the exchange of PMI’s interest in a beer business in the Dominican Republic in return for cash proceeds of $427 million and 100% ownership of the cigarette business.
Provision for Airline Industry Exposure - As discussed in Note 8. Finance Assets, net, (“Note 8”) during 2006, PMCC increased its allowance for losses by $103 million ($66 million after taxes), due to continuing issues within the airline industry. During 2005, PMCC increased its allowance for losses by $200 million ($129 million after taxes), reflecting its exposure to the airline industry, particularly Delta Air Lines, Inc. (“Delta”) and Northwest Airlines, Inc. (“Northwest”), both of which filed for bankruptcy protection during 2005.
Currency - The unfavorable currency impact is due primarily to the strength of the U.S. dollar versus the Japanese yen and Turkish lira.
Income taxes - Altria Group, Inc.’s effective tax rate decreased by 2.9 percentage points to 27.2%. The 2006 effective tax rate includes $630 million of non-cash tax benefits principally representing the reversal of tax reserves after the U.S. Internal Revenue Service (“IRS”) concluded its examination of Altria Group, Inc.’s consolidated tax returns for the years 1996 through 1999 in the first quarter of 2006. The 2006 rate also includes the reversal of foreign tax accruals no longer required at PMI of $105 million. The 2005 effective tax rate includes a $344 million benefit related to dividend repatriation under the American Jobs Creation Act in 2005, as well as other benefits, including lower repatriation costs.
Shares Outstanding - Higher shares outstanding during 2006 primarily reflects exercises of employee stock options (which become outstanding when exercised) and the incremental share impact of stock options outstanding.
Continuing Operations - The increase in earnings from continuing operations was due primarily to the following:
•	Higher Eastern Europe, Middle East and Africa income, reflecting price increases and higher volume/mix, partially offset by higher marketing, administration and research costs;

•	Higher Asia income, reflecting the impact of acquisitions and price increases, partially offset by lower volume/mix and higher marketing, administration and research costs;

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Higher U.S. tobacco income, reflecting lower wholesale promotional allowance rates, partially offset by lower volume and higher marketing, administration and research costs (including higher marketing expenses and spending in 2006 for various excise tax ballot initiatives, partially offset by a pre-tax provision in 2005 of $56 million for the Boeken individual smoking case);

•	Higher Latin America income, reflecting higher volume/mix and price increases, partially offset by higher marketing, administration and research costs; and

•	Higher financial services income, reflecting higher gains from asset sales;
partially offset by
•	Lower European Union income, reflecting lower volume/mix and price decreases, partially offset by cost savings and lower marketing, administration and research costs.

For further details, see the Consolidated Operating Results and Operating Results by Business Segment sections of the following Discussion and Analysis.
2007 Forecasted Results - In January 2007, Altria Group, Inc. announced that it expects to generate 2007 full-year diluted earnings per share from continuing operations in a range of $4.15 to $4.20 at current exchange rates. The forecast includes a higher tax rate in 2007 versus 2006, and charges of approximately $0.08 per share. Diluted earnings per share from continuing operations are forecast to grow in the mid-single-digit range for the full-year 2007, versus $4.05 per share for 2006, including certain items shown below.
Reconciliation of 2006 Reported Diluted EPS from Continuing Operations to 2006 Adjusted EPS from Continuing Operations

2006 Reported diluted EPS from continuing operations	$4.43

2006 Tax items	(0.36)
2006 Italian antitrust charge	0.03
2006 PMI gain on sale of interest in Dominican Republic beer business	(0.15)
2006 Provision for airline industry exposure	0.03
2006 Restructuring charges	0.07

2006 Adjusted EPS from continuing operations	$4.05

The forecast excludes the impact of any potential future acquisitions or divestitures. The factors described in the Cautionary Factors That May Affect Future Results section of the following Discussion and Analysis represent continuing risks to this forecast.
Discussion and Analysis
Critical Accounting Policies and Estimates
Note 2 to the consolidated financial statements includes a summary of the significant accounting policies and methods used in the preparation of Altria Group, Inc.’s consolidated financial statements. In most instances, Altria Group, Inc. must use an accounting policy or method because it is the only policy or method permitted under accounting principles generally accepted in the United States of America (“U.S. GAAP”).
The preparation of financial statements includes the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the dates of the financial statements and the reported amounts of net revenues and expenses during the reporting periods. If actual amounts are ultimately different from previous estimates, the revisions are included in Altria Group, Inc.’s consolidated results of operations for the period in which the actual amounts become known. Historically, the aggregate differences, if any, between Altria Group, Inc.’s estimates and actual amounts in any year, have not had a significant impact on its consolidated financial statements.
The selection and disclosure of Altria Group, Inc.’s critical accounting policies and estimates have been discussed with Altria Group, Inc.’s Audit Committee. The following is a review of the more significant assumptions and estimates, as well as the accounting policies and methods used in the preparation of Altria Group, Inc.’s consolidated financial statements:
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Consolidation - The consolidated financial statements include ALG, as well as its wholly-owned and majority-owned subsidiaries. Investments in which ALG exercises significant influence (20% — 50% ownership interest), are accounted for under the equity method of accounting. Investments in which ALG has an ownership interest of less than 20%, or does not exercise significant influence, are accounted for with the cost method of accounting. All intercompany transactions and balances have been eliminated.

The results of Kraft have been reclassified and reflected as discontinued operations on the consolidated balance sheets, statements of earnings and statements of cash flows for all periods presented.
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Revenue Recognition - As required by U.S. GAAP, Altria Group, Inc.’s consumer products businesses recognize revenues, net of sales incentives and including shipping and handling charges billed to customers, upon shipment or delivery of goods when title and risk of loss pass to customers. ALG’s consumer products businesses also include excise taxes billed to customers in revenues. Shipping and handling costs are classified as part of cost of sales.

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Depreciation, Amortization and Goodwill Valuation - Altria Group, Inc. depreciates property, plant and equipment and amortizes its definite life intangible assets using the straight-line method over the estimated useful lives of the assets.

Altria Group, Inc. is required to conduct an annual review of goodwill and intangible assets for potential impairment. Goodwill impairment testing requires a comparison between the carrying value and fair value of each reporting unit. If the carrying value exceeds the fair value, goodwill is considered impaired. The amount of impairment loss is measured as the difference between the carrying value and implied fair value of goodwill, which is determined using discounted cash flows. Impairment testing for non-amortizable intangible assets requires a comparison between the fair value and carrying value of the intangible asset. If the carrying value exceeds fair value, the intangible asset is considered impaired and is reduced to fair value. These calculations may be affected by interest rates, general economic conditions and projected growth rates.

During 2006 and 2005, Altria Group, Inc. completed its annual review of goodwill and intangible assets, and these reviews did not result in any impairment charges.

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Marketing and Advertising Costs - As required by U.S. GAAP, Altria Group, Inc. records marketing costs as an expense in the year to which such costs relate. Altria Group, Inc. does not defer amounts on its year-end consolidated balance sheets with respect to marketing costs. Altria Group, Inc. expenses advertising costs in the year incurred. Consumer incentive and trade promotion activities are recorded as a reduction of revenues based on amounts estimated as being due to customers and consumers at the end of a period, based principally on historical utilization and redemption rates. Such programs include, but are not limited to, discounts, coupons, rebates, in-store display incentives and volume-based incentives. For interim reporting purposes, advertising and certain consumer incentive expenses are charged to operations as a percentage of sales, based on estimated sales and related expenses for the full year.

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Contingencies - As discussed in Note 19 to the consolidated financial statements, legal proceedings covering a wide range of matters are pending or threatened in various U.S. and foreign jurisdictions against ALG, its subsidiaries and affiliates, including PM USA and PMI, as well as their respective indemnitees. In 1998, PM USA and certain other U.S. tobacco product manufacturers entered into the Master Settlement Agreement (the “MSA”) with 46 states and various other governments and jurisdictions to settle asserted and unasserted health care cost recovery and other claims. PM USA and certain other U.S. tobacco product manufacturers had previously settled similar claims brought by Mississippi, Florida, Texas and Minnesota (together with the MSA, the “State Settlement Agreements”). PM USA’s portion of ongoing adjusted payments and legal fees is based on its relative share of the settling manufacturers’ domestic cigarette shipments, including roll-your-own cigarettes, in the year preceding that in which the payment is due. PM USA records its portion of ongoing settlement payments as part of cost of sales as product is shipped. During the years ended December 31, 2006, 2005 and 2004, PM USA recorded expenses of $5.0 billion, $5.0 billion and $4.6 billion, respectively, as part of cost of sales for the payments under the State Settlement Agreements and payments for tobacco growers and quota-holders.

ALG and its subsidiaries record provisions in the consolidated financial statements for pending litigation when they determine that an unfavorable outcome is probable and the amount of the loss can be reasonably estimated. Except as discussed in Note 19: (i) management has not concluded that it is probable that a loss has been incurred in any of the pending tobacco-related cases; (ii) management is unable to estimate the possible loss or range of loss that could result from an unfavorable outcome of any of the pending tobacco-related cases; and (iii) accordingly, management has not provided any amounts in the consolidated financial statements for unfavorable outcomes, if any.

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Employee Benefit Plans - As discussed in Note 16. Benefit Plans (“Note 16”) of the notes to the consolidated financial statements, Altria Group, Inc. provides a range of benefits to its employees and retired employees, including pensions, postretirement health care and postemployment benefits (primarily severance). Altria Group, Inc. records annual amounts relating to these plans based on calculations specified by U.S. GAAP, which include various actuarial assumptions, such as discount rates, assumed rates of return on plan assets, compensation increases, turnover rates and health care cost trend rates. Altria Group, Inc. reviews its actuarial assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends when it is deemed appropriate to do so. As permitted by U.S. GAAP, any effect of the modifications is generally amortized over future periods. Altria Group, Inc. believes that the assumptions utilized in recording its obligations under its plans, which are presented in Note 16, are reasonable based on advice from its actuaries.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS No. 158”). SFAS No. 158 requires that employers recognize the funded status of their defined benefit pension and other postretirement plans on the consolidated balance sheet and record as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that have not been recognized as components of net periodic benefit cost. Altria Group, Inc. adopted the recognition and related disclosure provisions of SFAS No. 158, prospectively, on December 31, 2006. The adoption of SFAS No. 158 by Altria Group, Inc. resulted in a decrease to total assets of $3,096 million, an increase in total liabilities of $290 million and a decrease to stockholders’ equity of $3,386 million. Included in these amounts are a decrease to Kraft’s total assets of $2,286 million, a decrease to Kraft’s total liabilities of $235 million and a decrease to Kraft’s stockholders’ equity of $2,051 million.

SFAS No. 158 also requires an entity to measure plan assets and benefit obligations as of the date of its fiscal year-end statement of financial position for fiscal years ending after December 15, 2008. Altria Group, Inc.’s non-U.S. pension plans are measured at September 30 of each year. Subsidiaries of PMI are expected to adopt the measurement date provision beginning December 31, 2008. Altria Group, Inc. is presently evaluating the impact of the measurement date change, which is not expected to be significant.

At December 31, 2006, Altria Group, Inc.’s discount rate assumption increased to 5.90% for its U.S. pension and postretirement plans. Altria Group, Inc. presently anticipates that this and other less significant assumption changes, coupled with the amortization of deferred gains and losses will result in a decrease in 2007 pre-tax U.S. and non-U.S. pension and postretirement expense of approximately $60 million. A fifty basis point decrease (increase) in Altria Group, Inc.’s discount rate would increase (decrease) Altria Group, Inc.’s pension and postretirement expense by approximately $55 million. Similarly, a fifty basis point decrease (increase) in the expected return on plan assets would increase (decrease) Altria Group, Inc.’s pension expense by approximately $27 million. See Note 16 for a sensitivity discussion of the assumed health care cost trend rates.

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Income Taxes - Altria Group, Inc. accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Under SFAS No. 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Significant judgment is required in determining income tax provisions and in evaluating tax positions. ALG and its subsidiaries establish additional provisions for income taxes when, despite the belief that their tax positions are fully supportable, there remain certain positions that are likely to be challenged and that may not be sustained on review by tax authorities. ALG and its subsidiaries evaluate and potentially adjust these accruals in light of changing facts and circumstances. The consolidated tax provision includes the impact of changes to accruals that are considered appropriate.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”), which will become effective for Altria Group, Inc. on January 1, 2007. The Interpretation prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The adoption of FIN 48 by Altria Group, Inc. will result in an increase to stockholders’ equity as of January 1, 2007 of approximately $800 million to $900 million (of which $200 million to $225 million relates to Kraft). In addition, the FASB also issued FASB Staff Position No. FAS 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction,” which will also become effective for Altria Group, Inc. on January 1, 2007. This Staff Position requires the revenue recognition calculation to be reevaluated if the projected timing of income tax cash flows generated by a leveraged lease is revised. The adoption of this Staff Position by Altria Group, Inc. will result in a reduction to stockholders’ equity of approximately $125 million as of January 1, 2007.

In October 2004, the American Jobs Creation Act (“the Jobs Act”) was signed into law. The Jobs Act includes a deduction for 85% of certain foreign earnings that are repatriated. In 2005, Altria Group, Inc. repatriated $5.5 billion of earnings under the provisions of the Jobs Act. Deferred taxes had previously been provided for a portion of the dividends remitted. The reversal of the deferred taxes more than offset the tax costs to repatriate the earnings and resulted in a net tax reduction of $344 million in the 2005 consolidated income tax provision.

The tax provision in 2006 includes $630 million of non-cash tax benefits principally representing the reversal of tax reserves after the U.S. IRS concluded its examination of Altria Group, Inc.’s consolidated tax returns for the years 1996 through 1999 in the first quarter of 2006. The 2006 rate also includes the reversal of foreign tax accruals no longer required at PMI of $105 million in the fourth quarter. The tax provision in 2005 includes the $344 million benefit related to dividend repatriation under the Jobs Act in 2005, as well as other benefits, including the impact of the domestic manufacturers’ deduction under the Jobs Act and lower repatriation costs. In 2004, the tax provision included the reversal of $320 million of tax accruals no longer required due to the resolution of foreign tax matters.

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Hedging - As discussed below in “Market Risk,” Altria Group, Inc. uses derivative financial instruments principally to reduce exposures to market risks resulting from fluctuations in foreign exchange rates and commodity prices by creating offsetting exposures. Altria Group, Inc. conforms with the requirements of U.S. GAAP in order to account for a substantial portion of its derivative financial instruments as hedges. As a result, gains and losses on these derivatives are deferred in accumulated other comprehensive earnings (losses) and recognized in the consolidated statement of earnings in the periods when the related hedged transaction is also recognized in operating results. If Altria Group, Inc. had elected not to use and comply with the hedge accounting provisions permitted under U.S. GAAP, gains (losses) deferred as of December 31, 2006, 2005 and 2004, would have been recorded in net earnings.

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Impairment of Long-Lived Assets - Altria Group, Inc. reviews long-lived assets, including amortizable intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Altria Group, Inc. performs undiscounted operating cash flow analyses to determine if an impairment exists. These analyses are affected by interest rates, general economic conditions and projected growth rates. For purposes of recognition and measurement of an impairment of assets held for use, Altria Group, Inc. groups assets and liabilities at the lowest level for which cash flows are separately identifiable. If an impairment is determined to exist, any related impairment loss is calculated based on fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.

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Leasing - Approximately 95% of PMCC’s net revenues in 2006 related to leveraged leases. Income relating to leveraged leases is recorded initially as unearned income, which is included in the line item finance assets, net, on Altria Group, Inc.’s consolidated balance sheets, and is subsequently recorded as net revenues over the life of the related leases at a constant after-tax rate of return. The remainder of PMCC’s net revenues consists primarily of amounts related to direct finance leases, with income initially recorded as unearned and subsequently recognized in net revenues over the life of the leases at a constant pre-tax rate of return. As discussed further in Note 8 to the consolidated financial statements, PMCC leases certain aircraft and other assets that were affected by bankruptcy filings.

PMCC’s investment in leases is included in the line item finance assets, net, on the consolidated balance sheets as of December 31, 2006 and 2005. At December 31, 2006, PMCC’s net finance receivable of $6.7 billion in leveraged leases, which is included in the line item on Altria Group, Inc.’s consolidated balance sheet of finance assets, net, consists of rents receivables ($22.6 billion) and the residual value of assets under lease ($1.8 billion), reduced by third-party nonrecourse debt ($15.1 billion) and unearned income ($2.6 billion). The payment of the nonrecourse debt is collateralized by lease payments receivable and the leased property, and is nonrecourse to the general assets of PMCC. As required by U.S. GAAP, the third-party nonrecourse debt has been offset against the related rents receivable and has been presented on a net basis within the line item finance assets, net, in Altria Group, Inc.’s consolidated balance sheets. Finance assets, net, at December 31, 2006, also includes net finance receivables for direct finance leases of ($0.5 billion) and an allowance for losses ($0.5 billion).

Estimated residual values represent PMCC’s estimate at lease inception as to the fair value of assets under lease at the end of the lease term. The estimated residual values are reviewed annually by PMCC’s management based on a number of factors and activity in the relevant industry. If necessary, revisions to reduce the residual values are recorded. Such reviews resulted in decreases of $14 million and $25 million in 2006 and 2004, respectively, to PMCC’s net revenues and results of operations. Such residual reviews resulted in no adjustment in 2005. To the extent that lease receivables due PMCC may be uncollectible, PMCC records an allowance for losses against its finance assets. During 2006, 2005 and 2004, PMCC increased this allowance for losses by $103 million, $200 million and $140 million, respectively, primarily in recognition of issues within the airline industry. PMCC’s aggregate finance asset balance related to aircraft was approximately $1.9 billion at December 31, 2006. It is possible that additional adverse developments in the airline and other industries may require PMCC to increase its allowance for losses in future periods.

Consolidated Operating Results
See pages 36 — 39 for a discussion of Cautionary Factors That May Affect Future Results.

	Net Revenues
		(in millions)
	2006	2005	2004
U.S. tobacco	$18,474	$18,134	$17,511

European Union	23,752	23,874	22,181
Eastern Europe, Middle East and Africa	9,972	8,869	7,479
Asia	10,142	8,609	6,601
Latin America	4,394	3,936	3,275

Total International tobacco	48,260	45,288	39,536

Financial services	317	319	395

Net revenues	$67,051	$63,741	$57,442

	Operating Income
		(in millions)
	2006	2005	2004
Operating companies income:
U.S. tobacco	$4,812	$4,581	$4,405

European Union	3,516	3,934	3,323
Eastern Europe, Middle East and Africa	2,065	1,635	1,543
Asia	1,869	1,793	1,310
Latin America	1,008	463	390

Total International tobacco	8,458	7,825	6,566

Financial services	176	31	144
Amortization of intangibles	(23)	(18)	(6)
General corporate expenses	(536)	(579)	(541)

Operating income	$12,887	$11,840	$10,568

As discussed in Note 15. Segment Reporting, management reviews operating companies income, which is defined as operating income before general corporate expenses and amortization of intangibles, to evaluate segment performance and allocate resources. Management believes it is appropriate to disclose this measure to help investors analyze the business performance and trends of the various business segments.

The following events that occurred during 2006, 2005 and 2004 affected the comparability of statement of earnings amounts.
•	Asset Impairment and Exit Costs – For the years ended December 31, 2006, 2005 and 2004, pre-tax asset impairment and exit costs consisted of the following:

		2006	2005	2004
		(in millions)
Separation program	U.S. tobacco	$10	$—	$1
Separation program	European Union	99	30	31
Separation program	Eastern Europe,
	Middle East and Africa	2	14
Separation program	Asia	19	7
Separation program	Latin America	1	4
Separation program	General corporate	32	49	56

Total separation programs		163	104	88

Asset impairment	European Union	5	19	13
Asset impairment	Eastern Europe,
	Middle East and Africa		5
Asset impairment	Asia		9
Asset impairment	Latin America		2
Asset impairment	General corporate	10		10

Total asset impairment		15	35	23

Lease termination	General corporate			4

Asset impairment and exit costs		$178	$139	$115

In 2006, PMI’s pre-tax charges primarily related to the streamlining of various operations. In July, 2006, PMI announced its intention to close its factory in Munich, Germany in 2009, with the terms and conditions being finalized in the third quarter of 2006 with the local Works Council. PMI estimates that the total cost to close the facility will be approximately $100 million, of which approximately $20 million will be due to accelerated depreciation through 2009. During 2006, PMI incurred $57 million of costs related to the Munich factory closure. During 2005, PMI recorded pre-tax charges of $90 million, primarily related to the write-off of obsolete equipment, severance benefits and impairment charges associated with the closure of a factory in the Czech Republic, and the streamlining of various operations. During 2004, PMI recorded pre-tax charges of $44 million for severance benefits and impairment charges related to the closure of its Eger, Hungary facility and a factory in Belgium, and the streamlining of its Benelux operations.
In 2006, 2005 and 2004, general corporate pre-tax charges of $42 million, $49 million and $70 million, respectively, primarily related to the streamlining of various corporate functions in each year, and the write-off of an investment in an e-business consumer products purchasing exchange in 2004.
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Italian Antitrust Charge – During the first quarter of 2006, PMI recorded a $61 million charge related to an Italian antitrust action. This charge was included in the operating companies income of the European Union segment.

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Loss on U.S. Tobacco Pool – As further discussed in Note 19, in October 2004, FETRA was signed into law. Under the provisions of FETRA, PM USA was obligated to cover its share of potential losses that the government may incur on the disposition of pool tobacco stock accumulated under the previous tobacco price support program. In 2005, PM USA recorded a $138 million pre-tax expense for its share of the loss.

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U.S. Tobacco Quota Buy-Out – The provisions of FETRA require PM USA, along with other manufacturers and importers of tobacco products, to make quarterly payments that will be used to compensate tobacco growers and quota holders affected by the legislation. Payments made by PM USA under FETRA offset amounts due under the provisions of the NTGST, a trust formerly established to compensate tobacco growers and quota holders. Disputes arose as to the applicability of FETRA to 2004 NTGST payments. During the third quarter of 2005, a North Carolina Supreme Court ruling determined that FETRA enactment had not triggered the offset provisions during 2004 and that tobacco companies were required to make full payment to the NTGST for the full year of 2004. The ruling, along with FETRA billings from the USDA, established that FETRA was effective beginning in 2005. PM USA had accrued for 2004 FETRA charges and after the clarification of the court ruling, PM USA reversed a 2004 accrual for FETRA payments in the amount of $115 million.

•
European Commission Agreement – In July 2004, PMI entered into an agreement with the European Commission (“E.C.”) and 10 member states of the European Union that provides for broad cooperation with European law enforcement agencies on anti-contraband and anti-counterfeit efforts. To date, 24 of the 27 member states have signed the agreement. The agreement resolves all disputes between the parties relating to these issues. Under the terms of the agreement, PMI will make 13 payments over 12 years, including an initial payment of $250 million, which was recorded as a pre-tax charge against the earnings of the European Union segment in 2004. The agreement calls for additional payments of approximately $150 million on the first anniversary of the agreement (this payment was made in July 2005), approximately $100 million on the second anniversary (this payment was made in July 2006) and approximately $75 million each year thereafter for 10 years, each of which is to be adjusted based on certain variables, including PMI’s market share in the European Union in the year preceding payment. Because future additional payments are subject to these variables, PMI will record charges for them as an expense in cost of sales when product is shipped. PMI is also responsible to pay the excise taxes, VAT and customs duties on qualifying product seizures of up to 90 million cigarettes and is subject to payments of five times the applicable taxes and duties if product seizures exceed 90 million cigarettes in a given year. To date, PMI’s payments related to product seizures have been immaterial.

•
Inventory Sale in Italy – During the first quarter of 2005, PMI made a one-time inventory sale of 4.0 billion units to its new distributor in Italy, resulting in a $96 million pre-tax benefit to operating companies income for the European Union segment. During the second quarter of 2005, the new distributor reduced its inventories by approximately 1.0 billion units, resulting in lower shipments for PMI. The net impact of these actions was a benefit to the European Union segment pre-tax operating companies income of approximately $70 million for the year ended December 31, 2005.

•
Gain on Sale of Business – During 2006, operating companies income of the Latin America segment included a pre-tax gain of $488 million related to the exchange of PMI’s interest in a beer business in the Dominican Republic in return for cash proceeds of $427 million and 100% ownership of the cigarette business.

•
Provision for Airline Industry Exposure – As discussed in Note 8, during 2006, PMCC increased its allowance for losses by $103 million, due to continuing issues within the airline industry. During 2005, PMCC increased its allowance for losses by $200 million reflecting its exposure to the airline industry, particularly Delta and Northwest, both of which filed for bankruptcy protection during 2005. Also, during 2004, in recognition of the economic downturn in the airline industry, PMCC increased its allowance for losses by $140 million.

•
Income Tax Benefit – The IRS concluded its examination of Altria Group, Inc.’s consolidated tax returns for the years 1996 through 1999, and issued a final Revenue Agent’s Report (“RAR”) on March 15, 2006. Consequently, in March 2006, Altria Group, Inc. recorded non-cash tax benefits of $1.0 billion, which principally represented the reversal of tax reserves following the issuance of and agreement with the RAR. Altria Group, Inc. reimbursed $337 million in cash to Kraft for its portion of the $1.0 billion in tax benefits, as well as pre-tax interest of $46 million. The amounts related to Kraft were reclassified to earnings from discontinued operations. The tax reversal resulted in an increase to earnings from continuing operations of approximately $630 million for the year ended December 31, 2006. The tax provision in 2005 includes a $344 million benefit related to dividend repatriation under the American Jobs Creation Act. The tax provision in 2004 includes the reversal of $320 million of tax accruals that were no longer required due to foreign tax events that were resolved during 2004.

•
Discontinued Operations – As a result of the Kraft spin-off, which is more fully discussed in Note 21. Subsequent Event, Altria Group, Inc. has reflected the results of Kraft as discontinued operations on the consolidated balance sheets, statements of earnings and statements of cash flows for all periods presented.

2006 compared with 2005
The following discussion compares consolidated operating results for the year ended December 31, 2006, with the year ended December 31, 2005.
Net revenues, which include excise taxes billed to customers, increased $3.3 billion (5.2%). Excluding excise taxes, net revenues increased $1.2 billion (3.3%), due primarily to increases from the Asia segment (including the impact of acquisitions), Eastern Europe, Middle East and Africa segment, U.S. tobacco segment and Latin America segment (including the impact of acquisitions), partially offset by lower revenues from the European Union segment and unfavorable currency.
Operating income increased $1,047 million (8.8%), due primarily to the 2006 gain on sale of a business, higher operating results from all segments except the European Union segment, the 2005 charge for PM USA’s portion of the losses incurred by the federal government on disposition of its pool tobacco stock, and a lower provision for airline industry exposure at PMCC. These increases were also partially offset by the unfavorable impact of currency, an unfavorable comparison with 2005, when PM USA benefited from the reversal of a 2004 accrual related to the tobacco quota buy-out legislation, and the 2006 Italian antitrust charge in the European Union segment.
Currency movements decreased net revenues by $651 million ($340 million after excluding the impact of currency movements on excise taxes) and operating income by $183 million. These decreases were due primarily to the strength versus prior year of the U.S. dollar against the Japanese yen and the Turkish lira.
Interest and other debt expense, net, of $367 million decreased $154 million (29.6%), due primarily to lower debt levels and higher interest income.
Altria Group, Inc.’s effective tax rate decreased by 2.9 percentage points to 27.2%. The 2006 effective tax rate includes $630 million of non-cash tax benefits principally representing the reversal of tax reserves after the U.S. IRS concluded its examination of Altria Group, Inc.’s consolidated tax returns for the years 1996 through 1999 in the first quarter of 2006. The 2006 rate also includes the reversal of foreign tax accruals no longer required at PMI of $105 million in the fourth quarter. The 2005 effective tax rate includes a $344 million benefit related to dividend repatriation under the Jobs Act, as well as other benefits, including lower repatriation costs.
Equity earnings and minority interest, net, was $209 million of income for 2006, compared with $260 million of income for 2005. The change primarily reflected higher minority interest in earnings in Turkey and Mexico, partially offset by higher equity earnings from SABMiller.
Earnings from continuing operations of $9.3 billion increased $1.2 billion (14.2%), due primarily to higher operating income, lower interest and other debt expense, net, and a lower effective tax rate. Diluted and basic

EPS from continuing operations of $4.43 and $4.47, respectively, increased by 13.3% and 13.2%, respectively.
Earnings from discontinued operations, net of income taxes and minority interest, of $2.7 billion increased $428 million (18.9%), due to higher net earnings at Kraft.
Net earnings of $12.0 billion increased $1.6 billion (15.2%). Diluted and basic EPS from net earnings of $5.71 and $5.76, respectively, increased by 14.4% and 14.3%, respectively.
2005 compared with 2004
The following discussion compares consolidated operating results for the year ended December 31, 2005, with the year ended December 31, 2004.
Net revenues, which include excise taxes billed to customers, increased $6.3 billion (11.0%). Excluding excise taxes, net revenues increased $3.0 billion (9.5%), due primarily to increases from all segments except financial services, and favorable currency.
Operating income increased $1.3 billion (12.0%), due primarily to higher operating results from the Asia segment (including the impact of acquisitions), U.S. tobacco segment, European Union segment, and Eastern Europe, Middle East and Africa segment; the favorable impact of currency; the 2004 charge for the agreement in the European Union; and the reversal of a 2004 accrual related to tobacco quota buy-out legislation. These items were partially offset by an increase in the provision for airline industry exposure at PMCC, a charge for PM USA’s portion of the losses incurred by the federal government on disposition of its pool tobacco stock and lower operating results from the financial services segment.
Currency movements increased net revenues by $1.5 billion ($576 million, after excluding the impact of currency movements on excise taxes) and operating income by $331 million. These increases were due primarily to the weakness versus prior year of the U.S. dollar against the euro, Japanese yen and Central and Eastern European currencies.
Altria Group, Inc.’s effective tax rate decreased by 2.4 percentage points to 30.1%. The 2005 effective tax rate includes a $344 million benefit related to dividend repatriation under the Jobs Act in 2005, as well as other benefits, including the impact of the domestic manufacturers’ deduction under the Jobs Act and lower repatriation costs. The 2004 effective tax rate includes the reversal of $320 million of tax accruals that are no longer required due to foreign tax events that were resolved during 2004.
Equity earnings and minority interest, net, was $260 million of income for 2005, compared with $361 million of income for 2004. The change primarily reflected ALG’s share of SABMiller’s gains from sales of investments in 2004 and higher minority interest in earnings in Mexico and Serbia.
Earnings from continuing operations of $8.2 billion increased $1.0 billion (14.2%), due primarily to higher operating income and a lower effective tax rate, partially offset by lower equity earnings from SABMiller. Diluted and basic EPS from continuing operations of $3.91 and $3.95, respectively, increased by 12.7% and 13.2%, respectively.
Net earnings of $10.4 billion increased $1.0 billion (10.8%). Diluted and basic EPS from net earnings of $4.99 and $5.04, respectively, increased by 9.4% and 9.6%, respectively.

Operating Results by Business Segment
Tobacco
Business Environment
Taxes, Legislation, Regulation and Other Matters Regarding Tobacco and Smoking
The tobacco industry, both in the United States and abroad, faces a number of challenges that may adversely affect the business, volume, results of operations, cash flows and financial position of PM USA, PMI and ALG. These challenges, which are discussed below and in the Cautionary Factors That May Affect Future Results section, include:
•	pending and threatened litigation and bonding requirements as discussed in Note 19;

•	the trial court’s decision in the civil lawsuit filed by the United States government against various cigarette manufacturers and others, including PM USA and ALG, discussed in Note 19;

•	punitive damages verdicts against PM USA in certain smoking and health cases discussed in Note 19;

•	competitive disadvantages related to price increases in the United States attributable to the settlement of certain tobacco litigation;

•	actual and proposed excise tax increases worldwide as well as changes in tax structures in foreign markets;

•	the sale of counterfeit cigarettes by third parties;

•	the sale of cigarettes by third parties over the Internet and by other means designed to avoid the collection of applicable taxes;

•	price gaps and changes in price gaps between premium and lowest price brands;

•	diversion into one market of products intended for sale in another;

•	the outcome of proceedings and investigations, and the potential assertion of claims, relating to contraband shipments of cigarettes;

•	governmental investigations;

•	actual and proposed requirements regarding the use and disclosure of cigarette ingredients and other proprietary information;

•	actual and proposed restrictions on imports in certain jurisdictions outside the United States;

•	actual and proposed restrictions affecting tobacco manufacturing, marketing, advertising and sales;

•	governmental and private bans and restrictions on smoking;

•	the diminishing prevalence of smoking and increased efforts by tobacco control advocates to further restrict smoking;

•	governmental requirements setting ignition propensity standards for cigarettes; and

•	actual and proposed tobacco legislation both inside and outside the United States.

In the ordinary course of business, PM USA and PMI are subject to many influences that can impact the timing of sales to customers, including the timing of holidays and other annual or special events, the timing of promotions, customer incentive programs and customer inventory programs, as well as the actual or speculated timing of pricing actions and tax-driven price increases.
Excise Taxes: Cigarettes are subject to substantial excise taxes in the United States and to substantial taxation abroad. Significant increases in cigarette-related taxes or fees have been proposed or enacted and are likely to continue to be proposed or enacted within the United States, the Member States of the European Union (the “EU”) and in other foreign jurisdictions. In addition, in certain jurisdictions, PMI’s products are subject to discriminatory tax structures and inconsistent rulings and interpretations on complex methodologies to determine excise and other tax burdens.
Tax increases and discriminatory tax structures are expected to continue to have an adverse impact on sales of cigarettes by PM USA and PMI, due to lower consumption levels and to a shift in consumer purchases from the premium to the non-premium or discount segments or to other low-priced or low-taxed tobacco products or to counterfeit and contraband products.
Minimum Retail Selling Price Laws: Several EU Member States have enacted laws establishing a minimum retail selling price for cigarettes and, in some cases, other tobacco products. The European Commission has commenced infringement proceedings against these Member States, claiming that minimum retail selling price systems infringe EU law. If the European Commission’s infringement actions are successful, they could adversely impact excise tax levels and/or price gaps in those markets.
Tar and Nicotine Test Methods and Brand Descriptors: A number of governments and public health organizations throughout the world have determined that the existing standardized machine-based methods for measuring tar and nicotine yields do not provide useful information about tar and nicotine deliveries and that such results are misleading to smokers. For example, in the 2001 publication of Monograph 13, the U.S. National Cancer Institute (“NCI”) concluded that measurements based on the Federal Trade Commission (“FTC”) standardized method “do not offer smokers meaningful information on the amount of tar and nicotine they will receive from a cigarette” or “on the relative amounts of tar and nicotine exposure likely to be received from smoking different brands of cigarettes.” Thereafter, the FTC issued a press release indicating that it would be working with the NCI to determine what changes should be made to its testing method to “correct the limitations” identified in Monograph 13. In 2002, PM USA petitioned the FTC to promulgate new rules governing the use of existing standardized machine-based methodologies for measuring tar and nicotine yields and descriptors. That petition remains pending. In addition, the World Health Organization (“WHO”) has concluded that these standardized measurements are “seriously flawed” and that measurements based upon the current standardized methodology “are misleading and should not be displayed.” The International Organization for Standardization (“ISO”) established a working group, chaired by the WHO, to propose a new measurement method which would more accurately reflect human smoking behavior. The working group has issued a final report proposing two alternative smoking methods. Currently, ISO is in the process of deciding whether to begin further development of the two methods or to wait for additional guidance from the governing body of the WHO’s Framework Convention on Tobacco Control (“FCTC”).
In light of public health concerns about the limitations of current machine measurement methodologies, governments and public health organizations have increasingly challenged the use of descriptors — such as “light,” “mild,” and “low tar” — that are based on measurements produced by those methods. For example, the European Commission has concluded that descriptors based on standardized tar and nicotine yield measurements “may mislead the consumer” and has prohibited the use of descriptors. Public health organizations have also urged that descriptors be banned. For example, the Scientific Advisory Committee of the WHO concluded that descriptors such as “light, ultra-light, mild and low tar” are “misleading terms” and should be banned. In 2003, the WHO proposed the FCTC, a treaty that requires signatory nations to adopt and implement measures to ensure that descriptive terms do not create “the false impression that a particular tobacco product is less harmful than other tobacco products.” Such terms “may include ‘low tar,’ ‘light,’ ‘ultra-light,’ or ‘mild.’” For a discussion of the FCTC, see below under the heading “The WHO’s Framework Convention on Tobacco Control.” In addition, public health organizations in Canada and the United States have advocated “a complete prohibition of the use of deceptive descriptors such as ‘light’ and ‘mild.’” In July 2005, PMI’s Australian affiliates agreed to refrain from using descriptors in Australia on cigarettes, cigarette packaging and on material intended to be disseminated to the general public in Australia in relation to the marketing, advertising or sale of cigarettes.
See Note 19, which describes pending litigation concerning the use of brand descriptors. As discussed in Note 19, in August 2006, a federal trial court entered judgment in favor of the United States government in its lawsuit against various cigarette manufacturers and others, including PM USA and ALG, and enjoined the defendants from using brand descriptors, such as “lights,” “ultra-lights” and “low tar.” In October 2006, the Court of Appeals stayed enforcement of the judgment pending its review of the trial court’s decision.
Food and Drug Administration (“FDA”) Regulations: On February 15, 2007, bipartisan legislation was introduced in the United States Senate and House of Representatives that, if enacted, would grant the FDA broad authority to regulate the design, manufacture and marketing of tobacco products and disclosures of related information. This legislation would also grant the FDA the authority to combat counterfeit and contraband tobacco products and would impose fees to pay for the cost of regulation and other matters. ALG and PM USA support this legislation. Whether Congress will grant the FDA broad authority over tobacco products cannot be predicted.
Tobacco Quota Buy-Out: In October 2004, the Fair and Equitable Tobacco Reform Act of 2004 (“FETRA”) was signed into law. FETRA provides for the elimination of the federal tobacco quota and price support program through an industry-funded buy-out of tobacco growers and quota holders. The cost of the buy-out is approximately $9.5 billion and is being paid over 10 years by manufacturers and importers of each kind of tobacco product. The cost is being allocated based on the relative market shares of manufacturers and importers of each kind of tobacco product. The quota buy-out payments will offset already scheduled payments to the National Tobacco Grower Settlement Trust (the “NTGST”), a trust fund established in 1999 by four of the major domestic tobacco product manufacturers to provide aid to tobacco growers and quota holders. Manufacturers and importers of tobacco products are also obligated to cover any losses (up to $500 million) that the government may incur on the disposition of tobacco pool stock accumulated under the previous tobacco price support program. PM USA has paid $138 million for its share of the tobacco pool stock losses. For a discussion of the NTGST, see Note 19. Altria Group, Inc. does not anticipate that the quota buy-out will have a material adverse impact on its consolidated results in 2007 and beyond.
Ingredient Disclosure Laws: Jurisdictions inside and outside the United States have enacted or proposed legislation or regulations that would require cigarette manufacturers to disclose the ingredients used in the manufacture of cigarettes and, in certain cases, to provide toxicological information. In some jurisdictions, governments have prohibited the use of certain ingredients, and proposals have been discussed to further prohibit the use of ingredients. Under an EU tobacco product directive, tobacco companies are now required to disclose ingredients and toxicological information to each Member State. In implementing the EU tobacco product directive, the Netherlands has issued a decree that would require tobacco companies to disclose the ingredients used in each brand of cigarettes, including quantities used. PMI and other tobacco companies filed an action to contest this decree on the grounds of lack of protection of proprietary information. In December 2005, the District Court of the Hague agreed with the tobacco companies that certain information required to be disclosed under the decree constitutes proprietary trade secrets. However, the court also held that the companies’ interests in protecting their trade secrets must be balanced against the public’s right to information about the ingredients in tobacco products. The court therefore upheld the decree and instructed the government to weigh the public’s interests against the companies’ interests, in implementing the ingredient disclosure requirements in the decree. In March 2006, PMI, the government and others appealed these decisions. Concurrently with pursuing this appeal, PMI is discussing with the relevant authorities the appropriate implementation of the EU tobacco product directive in the Netherlands and throughout the European Union.
Health Effects of Smoking and Exposure to Environmental Tobacco Smoke (“ETS”): Reports with respect to the health risks of cigarette smoking have been publicized for many years, including most recently in a June 2006 United States Surgeon General report on ETS entitled “The Health Consequences of Involuntary Exposure to Tobacco Smoke.” The sale, promotion, and use of cigarettes continue to be subject to increasing governmental regulation. Further, it is not possible to predict the results of ongoing scientific research or the types of future scientific research into the health risks of tobacco exposure. Although most regulation of ETS exposure to date has been done at the local level through bans in public establishments, the State of California is in the process of regulating ETS exposure in the ambient air at the state level. In January 2006, the California Air Resources Board (“CARB”) listed ETS as a toxic air contaminant under state law. CARB is now required to consider the adoption of appropriate control measures utilizing “best available control technology” in order to reduce public exposure to ETS in outdoor air to the “lowest level achievable.” In addition, in June 2006, the California Office of Environmental Health Hazard Assessment (“OEHHA”) listed ETS as a contaminant known to the State of California to cause reproductive toxicity. Consequently, under California Proposition 65, businesses employing 10 or more persons must, by June 9, 2007, post warning signs in certain areas stating that ETS is known to the State of California to be a reproductive toxicant.
It is the policy of PM USA and PMI to support a single, consistent public health message on the health effects of cigarette smoking in the development of diseases in smokers, and on smoking and addiction, and on exposure to ETS. It is also their policy to defer to the judgment of public health authorities as to the content of warnings in advertisements and on product packaging regarding the health effects of smoking, addiction and exposure to ETS.
PM USA and PMI each have established websites that include, among other things, the views of public health authorities on smoking, disease causation in smokers, addiction and ETS. These sites reflect PM USA’s and PMI’s agreement with the medical and scientific consensus that cigarette smoking is addictive, and causes lung cancer, heart disease, emphysema and other serious diseases in smokers. The websites advise smokers, and those considering smoking, to rely on the messages of public health authorities in making all smoking-related decisions. The website addresses are www.philipmorrisusa.com and www.philipmorrisinternational.com. The information on PM USA’s and PMI’s websites is not, and shall not be deemed to be, a part of this document or incorporated into any filings ALG makes with the Securities and Exchange Commission.
The WHO’s Framework Convention on Tobacco Control (“FCTC”): The FCTC entered into force on February 27, 2005. As of December 31, 2006, the FCTC had been signed by 168 countries and the EU, ratified by 142 countries and confirmed by the EU. The FCTC is the first treaty to establish a global agenda for tobacco regulation. The treaty recommends (and in certain instances, requires) signatory nations to enact legislation that would, among other things, establish specific actions to prevent youth smoking; restrict and gradually eliminate tobacco product advertising and promotion; inform the public about the health consequences of smoking and the benefits of quitting; regulate the ingredients of tobacco products; impose new package warning requirements that may include the use of pictures or graphic images; adopt measures that would eliminate cigarette smuggling and counterfeit cigarettes; restrict smoking in public places; increase cigarette taxes; adopt and implement measures that ensure that descriptive terms do not create the false impression that one brand of cigarettes is safer than another; phase out duty-free tobacco sales; and encourage litigation against tobacco product manufacturers.
Each country that ratifies the treaty must implement legislation reflecting the treaty’s provisions and principles. While not agreeing with all of the provisions of the treaty, such as a complete ban on tobacco advertising, excessive excise tax increases and the promotion of litigation, PM USA and PMI have expressed hope that the treaty will lead to the implementation of meaningful, effective and coherent regulation of tobacco products around the world.
Reduced Cigarette Ignition Propensity Legislation: Legislation requiring cigarettes to meet reduced ignition propensity standards is being considered in many states, at the federal level and in jurisdictions outside the United States. New York State implemented ignition propensity standards in June 2004, and the same standards have now been enacted by five other states, effective as follows: Vermont (May 2006), California (January 2007), New Hampshire (October 2007), Illinois (January 2008) and Massachusetts (January 2008). Similar legislation has been enacted in Canada and took effect in October 2005. PM USA supports the enactment of federal legislation mandating a uniform and technically feasible national standard for reduced ignition propensity cigarettes that would preempt state standards and apply to all cigarettes sold in the United

States. Similarly, PMI believes that reduced ignition propensity standards should be uniform, technically feasible, and applied to all manufacturers.
Other Legislation or Governmental Initiatives: Legislative and regulatory initiatives affecting the tobacco industry have been adopted or are being considered in a number of countries and jurisdictions. In 2001, the EU adopted a directive on tobacco product regulation requiring EU Member States to implement regulations that reduce maximum permitted levels of tar, nicotine and carbon monoxide yields; require manufacturers to disclose ingredients and toxicological data; and require cigarette packs to carry health warnings covering no less than 30% of the front panel and no less than 40% of the back panel. The directive also gives Member States the option of introducing graphic warnings as of 2005; requires tar, nicotine and carbon monoxide data to cover at least 10% of the side panel; and prohibits the use of texts, names, trademarks and figurative or other signs suggesting that a particular tobacco product is less harmful than others. All 27 EU Member States have implemented the directive.
The European Commission has issued guidelines for optional graphic warnings on cigarette packaging that Member States may apply as of 2005. Graphic warning requirements have also been proposed or adopted in a number of other jurisdictions. In 2003, the EU adopted a directive prohibiting radio, press and Internet tobacco marketing and advertising, which has now been implemented in most EU Member States. Tobacco control legislation addressing the manufacture, marketing and sale of tobacco products has been proposed or adopted in numerous other jurisdictions.
In the United States in recent years, various members of federal and state governments have introduced legislation that would: subject cigarettes to various regulations; restrict or eliminate the use of descriptors such as “lights” or “ultra lights;” establish educational campaigns relating to tobacco consumption or tobacco control programs, or provide additional funding for governmental tobacco control activities; further restrict the advertising of cigarettes; require additional warnings, including graphic warnings, on packages and in advertising; eliminate or reduce the tax deductibility of tobacco advertising; provide that the Federal Cigarette Labeling and Advertising Act and the Smoking Education Act not be used as a defense against liability under state statutory or common law; and allow state and local governments to restrict the sale and distribution of cigarettes.
It is not possible to predict what, if any, additional legislation, regulation or other governmental action will be enacted or implemented relating to the manufacturing, advertising, sale or use of cigarettes, or the tobacco industry generally. It is possible, however, that legislation, regulation or other governmental action could be enacted or implemented in the United States and in other countries and jurisdictions that might materially affect the business, volume, results of operations and cash flows of PM USA or PMI and ultimately their parent, ALG.
Governmental Investigations: From time to time, ALG and its subsidiaries are subject to governmental investigations on a range of matters. In this regard, ALG believes that Canadian authorities are contemplating a legal proceeding based on an investigation of ALG entities relating to allegations of contraband shipments of cigarettes into Canada in the early to mid-1990s. ALG and its subsidiaries cannot predict the outcome of this investigation or whether additional investigations may be commenced.
Cooperation Agreement between PMI and the European Commission: In July 2004, PMI entered into an agreement with the European Commission (acting on behalf of the European Community) and 10 Member States of the EU that provides for broad cooperation with European law enforcement agencies on anti-contraband and anti-counterfeit efforts. To date, 24 of the 27 Member States have signed the agreement. The agreement resolves all disputes between the European Community and the Member States that signed the agreement, on the one hand, and PMI and certain affiliates, on the other hand, relating to these issues. Under the terms of the agreement, PMI will make 13 payments over 12 years. In the second quarter of 2004, PMI recorded a pre-tax charge of $250 million for the initial payment. The agreement calls for payments of approximately $150 million on the first anniversary of the agreement (this payment was made in July 2005), approximately $100 million on the second anniversary (this payment was made in July 2006), and approximately $75 million each year thereafter for 10 years, each of which is to be adjusted based on certain variables, including PMI’s market share in the EU in the year preceding payment. PMI will record these payments as an expense in cost of sales when product is shipped.
State Settlement Agreements: As discussed in Note 19, during 1997 and 1998, PM USA and other major domestic tobacco product manufacturers entered into agreements with states and various United States jurisdictions settling asserted and unasserted health care cost recovery and other claims. These settlements require PM USA to make substantial annual payments. The settlements also place numerous restrictions on PM USA’s business operations, including prohibitions and restrictions on the advertising and marketing of cigarettes. Among these are prohibitions of outdoor and transit brand advertising; payments for product placement; and free sampling (except in adult-only facilities). Restrictions are also placed on the use of brand name sponsorships and brand name non-tobacco products. The State Settlement Agreements also place prohibitions on targeting youth and the use of cartoon characters. In addition, the State Settlement Agreements require companies to affirm corporate principles directed at reducing underage use of cigarettes; impose requirements regarding lobbying activities; mandate public disclosure of certain industry documents; limit the industry’s ability to challenge certain tobacco control and underage use laws; and provide for the dissolution of certain tobacco-related organizations and place restrictions on the establishment of any replacement organizations.
Acquisitions
In November 2006, a subsidiary of PMI exchanged its 47.5% interest in E. León Jimenes, C. por. A. (“ELJ”), which included a 40% indirect interest in ELJ’s beer subsidiary, Cerveceria Nacional Dominicana, C. por. A., for 100% ownership of ELJ’s cigarette subsidiary, Industria de Tabaco León Jimenes, S.A. (“ITLJ”) and $427 million of cash, which was contributed to ITLJ prior to the transaction. As a result of the transaction, PMI now owns 100% of the cigarette business and no longer holds an interest in ELJ’s beer business. The exchange of PMI’s interest in ELJ’s beer subsidiary resulted in a pre-tax gain on sale of $488 million, which increased Altria Group, Inc.’s 2006 net earnings by $0.15 per diluted share. The operating results of ELJ’s cigarette subsidiary from November 2006 to December 31, 2006, the amounts of which were not material, were included in Altria Group, Inc.’s operating results.
In the third quarter of 2006, PMI entered into an agreement with British American Tobacco to purchase the Muratti and Ambassador trademarks in certain markets, as well as the rights to L&M and Chesterfield in Hong Kong, in exchange for the rights to Benson & Hedges in certain African markets and a payment of $115 million. The transaction closed in the fourth quarter of 2006.
As discussed in Note 5. Acquisitions, in 2005 PMI acquired 98% of the outstanding shares of Sampoerna, an Indonesian tobacco company, and a 98% stake in Coltabaco, the largest tobacco company in Colombia.
During 2004, PMI purchased a tobacco business in Finland for a cost of approximately $42 million. During 2004, PMI also increased its ownership interest in a tobacco business in Serbia from 74.2% to 85.2%.
On January 19, 2007, PMI entered into an agreement to acquire an additional 50.2% stake in a Pakistan cigarette manufacturer, Lakson Tobacco Company Limited (“Lakson Tobacco”), which is expected to bring PMI’s stake in Lakson Tobacco to approximately 90%. The transaction is valued at approximately $340 million and is expected to be completed during the first half of 2007. In January 2007, PMI notified the Securities and Exchange Commission of Pakistan and local stock exchanges of its intention to commence a public tender offer for the remaining shares.
Other
In December 2005, the China National Tobacco Corporation (“CNTC”) and PMI reached agreement on the licensed production in China of Marlboro and the establishment of an international joint venture between China National Tobacco Import and Export Group Corporation (“CNTIEGC”), a wholly-owned subsidiary of CNTC, and PMI. PMI and CNTIEGC will each hold 50% of the shares of the joint venture company, which will be based in Lausanne, Switzerland. Following its establishment, the joint venture company will offer consumers a comprehensive portfolio of Chinese heritage brands globally, expand the export of tobacco products and tobacco materials from China, and explore other business development opportunities. It is expected that the production and sale of Marlboro cigarettes under license in China and the sale of Chinese style brands in selected international markets through the joint venture company will commence in 2007. The agreements are not expected to result in a material impact on PMI’s financial results for some time.
Operating Results

				Operating
	Net Revenues			Companies Income
	(in millions)
	2006	2005	2004	2006	2005	2004
U.S. tobacco	$18,474	$18,134	$17,511	$4,812	$4,581	$4,405
European Union	23,752	23,874	22,181	3,516	3,934	3,323
Eastern Europe, Middle East and Africa	9,972	8,869	7,479	2,065	1,635	1,543
Asia	10,142	8,609	6,601	1,869	1,793	1,310
Latin America	4,394	3,936	3,275	1,008	463	390

Total tobacco	$66,734	$63,422	$57,047	$13,270	$12,406	$10,971

2006 compared with 2005
The following discussion compares tobacco operating results for 2006 with 2005.
U.S. tobacco. PM USA’s net revenues, which include excise taxes billed to customers, increased $340 million (1.9%). Excluding excise taxes, net revenues increased $382 million (2.6%) to $14.9 billion, due primarily to lower wholesale promotional allowance rates ($604 million), partially offset by lower volume ($239 million).
Operating companies income increased $231 million (5.0%), due primarily to lower wholesale promotional allowance rates, net of higher ongoing resolution costs ($424 million) and several other items (aggregating $79 million), partially offset by lower volume ($170 million), higher fixed manufacturing costs ($47 million), higher marketing, administration and research costs, including spending in 2006 for various excise tax ballot initiatives. The other items reflect a pre-tax provision in 2005 for the Boeken individual smoking case ($56 million) and the previously mentioned 2005 net charges related to tobacco quota buy-out legislation ($23 million).
Marketing, administration and research costs include PM USA’s cost of administering and litigating product liability claims. Litigation defense costs are influenced by a number of factors, as more fully discussed in Note 19. Principal among these factors are the number and types of cases filed, the number of cases tried annually, the results of trials and appeals, the development of the law controlling relevant legal issues, and litigation strategy and tactics. For the years ended December 31, 2006, 2005 and 2004, product liability defense costs were $195 million, $258 million and $268 million, respectively. The factors that have influenced past product liability defense costs are expected to continue to influence future costs. PM USA does not expect that product liability defense costs will increase significantly in the future.
PM USA’s shipment volume was 183.4 billion units, a decrease of 1.1%, but was estimated to be down approximately 1.5% when adjusted for trade inventory changes and the timing of promotional shipments. In the premium segment, PM USA’s shipment volume decreased 0.7%. Marlboro shipment volume decreased 0.2 billion units (0.2%) to 150.3 billion units. In the discount segment, PM USA’s shipment volume decreased 6.2%, while Basic shipment volume was down 5.0% to 14.5 billion units.

The following table summarizes PM USA’s retail share performance, based on data from the IRI/Capstone Total Retail Panel, which was developed to measure market share in retail stores selling cigarettes, but was not designed to capture Internet or direct mail sales:

	For the Years Ended
	December 31,
	2006	2005
Marlboro	40.5%	40.0%
Parliament	1.8	1.7
Virginia Slims	2.3	2.3
Basic	4.2	4.3

Focus on Four Brands	48.8	48.3
Other	1.5	1.7

Total PM USA	50.3%	50.0%

Effective February 12, 2007, PM USA increased the price of its other brands by $9.95 per thousand cigarettes or $1.99 per carton.
Effective December 18, 2006, PM USA reduced its wholesale promotional allowance on its Focus on Four brands by $1.00 per carton, from $5.00 to $4.00 and increased the price of its other brands by $5.00 per thousand cigarettes or $1.00 per carton.
Effective December 19, 2005, PM USA reduced its wholesale promotional allowance on its Focus on Four brands by $0.50 per carton, from $5.50 to $5.00. In addition, effective December 27, 2005, PM USA increased the price of its other brands by $2.50 per thousand cigarettes or $0.50 per carton.
Effective December 12, 2004, PM USA reduced its wholesale promotional allowance on its Focus on Four brands by $1.00 per carton, from $6.50 to $5.50. In addition, effective January 16, 2005, PM USA increased the price of its other brands by $5.00 per thousand cigarettes or $1.00 per carton.
PM USA cannot predict future changes or rates of change in U.S. tobacco industry volume, the relative sizes of the premium and discount segments or its shipment or retail market share; however, it believes that its results may be materially adversely affected by the other items discussed under the caption Tobacco—Business Environment.
European Union. Net revenues, which include excise taxes billed to customers, decreased $122 million (0.5%). Excluding excise taxes, net revenues decreased $609 million (7.2%) to $7.9 billion, due primarily to lower volume/mix ($254 million), net price decreases ($203 million) and unfavorable currency ($152 million).
Operating companies income decreased $418 million (10.6%), due primarily to lower volume/mix ($243 million), price decreases, net of cost savings ($179 million), the Italian antitrust charge ($61 million) and higher pre-tax charges for asset impairment and exit costs ($55 million), partially offset by lower marketing, administration and research costs ($90 million) and lower fixed manufacturing costs ($29 million).
In the European Union, PMI’s cigarette volume decreased 2.8%. Excluding the inventory sale in Italy, PMI’s volume decreased 1.7% in the European Union due largely to declines in the Czech Republic, Germany, Portugal and Spain, partially offset by gains in France, Hungary and Poland.
In Spain, the total cigarette market was down 2.9%, due primarily to the impact of excise tax increases and a new tobacco law implemented on January 1, 2006. PMI’s shipment volume decreased 12.8%, reflecting increased consumer down-trading to the low-price segment. As a result of growing price gaps, PMI’s market share in Spain declined 2.3 share points to 32.3%. On January 21, 2006, the Spanish government raised excise taxes on cigarettes, which would have resulted in even larger price gaps if the tax increase had been passed on to consumers. Accordingly, PMI reduced its cigarette prices on January 26, 2006 to restore the competitiveness of its brands. In late February, the Spanish government again raised the level of excise taxes, but also established a minimum excise tax, following which PMI raised its prices back to prior levels. On November 10, 2006, the Spanish government announced an increase in the minimum excise tax to 70 euros per thousand. Effective December 30, 2006, PMI raised prices on all its brands. As a result, PMI believes that its overall profitability should improve in Spain in 2007.
In Portugal, the total cigarette market declined 8.2%, reflecting lower overall consumption and higher consumer cross-border purchases in Spain. PMI’s shipment volume decreased 13.0% and market share was down 5.0 share points to 82.0%, due to severe price competition, partially arising from competitors continuing to sell lower-priced product from inventory that was accumulated prior to the tax increase.
In Germany, PMI’s total tobacco volume (which includes other tobacco products) increased 0.9%; however, PMI’s cigarette volume declined 2.8%. Total tobacco consumption in Germany was down 5.9% in 2006, reflecting the decline and ultimate exit of tobacco portions from the market. The total cigarette market decreased 4.0%, affected by the September 2005 tax-driven price increase as well as the sale of illicit cigarettes as reported by the German cigarette manufacturers’ association. PMI’s cigarette market share increased 0.2 share points to 36.9%, driven by the price repositioning of L&M in January 2006. During the fourth quarter of 2005, the European Court of Justice ruled that the German government’s favorable tax treatment of tobacco portions was against EU law. Accordingly, tobacco portions manufactured as of April 1, 2006 now incur the same excise tax as that levied on cigarettes, and as of October 2006, PMI’s shipments of tobacco portions ceased.
In the Czech Republic, shipment volume was down 9.7% and market share was lower, reflecting intense price competition.
In Italy, the total cigarette market rose 1.1% versus a low base in 2005, when it was adversely impacted by the compounding effects of the January 2005 legislation restricting smoking in public places and the December 2004 tax-driven price increase. PMI’s shipment volume in Italy decreased 3.9%, reflecting the one-time inventory sale in 2005. Adjusting for the one-time inventory sale, cigarette shipment volume in Italy increased 1.9%. Market share in Italy increased 1.3 share points to 53.8%, driven by Marlboro, Diana and Chesterfield.
In Poland, shipment volume was up 6.3% and market share increased 2.8 share points to 40.0%, driven by L&M and Next.
In France, shipment volume increased 7.0%, driven by price stability, moderate price gaps and favorable timing of shipments. Market share increased 1.0 share point to 42.7%, reflecting the strong performance of Marlboro and the Philip Morris brand.
Eastern Europe, Middle East and Africa. Net revenues, which include excise taxes billed to customers, increased $1.1 billion (12.4%). Excluding excise taxes, net revenues increased $563 million (11.2%) to $5.6 billion, due primarily to price increases ($391 million) and higher volume/mix ($195 million), partially offset by unfavorable currency ($23 million).
Operating companies income increased $430 million (26.3%), due primarily to price increases, net of higher costs ($381 million) and higher volume/mix ($130 million), partially offset by higher marketing, administration and research costs ($85 million).
In Eastern Europe, Middle East and Africa, volume increased 1.6%, driven by gains in Russia, Ukraine and Egypt, partially offset by declines in Romania and Turkey. In Russia, shipments were up 3.4%, driven by Marlboro, Muratti, Parliament, and Chesterfield, while market share was down 0.4 share points to 26.6%, due primarily to declines of low-price brands and L&M. Higher shipments in Ukraine mainly reflect higher market share, as well as up-trading to higher margin brands. In Romania, shipments declined 15.1% and market share was down 1.8 share points to 32.3%. In Turkey, shipments declined 3.5%, reflecting the continued

decline of low-price Bond Street. However, PMI market share in Turkey rose 1.1 share points to 42.4%, as consumers traded up to its higher margin brands, Parliament and Muratti.
Asia. Net revenues, which include excise taxes billed to customers, increased $1.5 billion (17.8%). Excluding excise taxes, net revenues increased $612 million (12.4%) to $5.5 billion, due primarily to the impact of acquisitions ($587 million) and price increases ($197 million), partially offset by unfavorable currency ($179 million).
Operating companies income increased $76 million (4.2%), due primarily to the impact of acquisitions ($219 million) and price increases ($185 million), partially offset by unfavorable currency ($188 million), lower volume/mix ($81 million) and higher marketing, administration and research costs ($53 million).
In Asia, volume increased 12.3%, reflecting the acquisition of Sampoerna in Indonesia. Excluding this acquisition, volume in Asia was down 1.0%, due primarily to lower volume in Japan and Thailand. In Japan, the total market declined 4.4%, driven by the July 1, 2006 price increase. Market share in Japan decreased 0.1 point to 24.7%. Market share in Indonesia grew 1.9 share points to 28.3%, led by A Hijau and A Mild. In Thailand, a lower total market reflected a December 2005 excise tax increase.
Latin America. Net revenues, which include excise taxes billed to customers, increased $458 million (11.6%). Excluding excise taxes, net revenues increased $215 million (14.0%) to $1.8 billion, due primarily to higher volume/mix ($144 million), the impact of acquisitions ($50 million) and favorable currency ($14 million).
Operating companies income increased $545 million (117.7%), due primarily to a pre-tax gain related to the exchange of PMI’s interest in a beer business in the Dominican Republic ($488 million), higher volume/mix ($37 million), price increases ($23 million) and the impact of acquisitions ($13 million), partially offset by higher marketing, administration and research costs ($24 million).
In Latin America, volume increased 10.8%, driven by strong gains in Argentina and Mexico, as well as higher volume in Colombia due to the 2005 acquisition of Coltabaco. Excluding this acquisition, volume was up 6.3% in Latin America. In Argentina, the total market advanced approximately 7.0%, while PMI shipments grew 15.9% and share was up 4.9 share points, due mainly to the Philip Morris brand. In Mexico, the total market was up approximately 2.0% and PMI shipments grew 6.0%. Market share rose 1.4 share points to 63.5%, reflecting the continued strong performance of Marlboro and Benson & Hedges.
2005 compared with 2004
The following discussion compares tobacco operating results for 2005 with 2004.
U.S. tobacco. PM USA’s net revenues, which include excise taxes billed to customers, increased $623 million (3.6%). Excluding excise taxes, net revenues increased $658 million (4.8%) to $14.5 billion, due primarily to lower wholesale promotional allowance rates ($837 million), partially offset by lower volume ($189 million).
Operating companies income increased $176 million (4.0%), due primarily to the previously discussed lower wholesale promotional allowance rates, net of expenses related to the quota buy-out legislation and ongoing resolution costs (aggregating $419 million), the reversal of a 2004 accrual related to tobacco quota buy-out legislation ($115 million), and lower charges for the U.S. tobacco headquarters relocation ($27 million), partially offset by a charge for PM USA’s portion of the losses incurred by the federal government on disposition of its pool tobacco stock ($138 million), lower volume ($137 million) and higher marketing, administration and research costs ($133 million, due primarily to a pre-tax provision of $56 million for the Boeken individual smoking case, and an increase in research and development expenses).
PM USA’s shipment volume was 185.5 billion units, a decrease of 0.8%, but was estimated to be essentially flat when adjusted for the timing of promotional shipments and trade inventory changes, and two less shipping days versus 2004. In the premium segment, PM USA’s shipment volume decreased 0.6%. Marlboro shipment volume increased 0.1 billion units (0.1%) to 150.5 billion units. In the discount segment,

PM USA’s shipment volume decreased 3.2%, while Basic shipment volume was down 2.7% to 15.2 billion units.
The following table summarizes PM USA’s retail share performance, based on data from the IRI/Capstone Total Retail Panel, which was developed to measure market share in retail stores selling cigarettes, but was not designed to capture Internet or direct mail sales:

	For the Years Ended
	December 31,
	2005	2004
Marlboro	40.0%	39.5%
Parliament	1.7	1.7
Virginia Slims	2.3	2.4
Basic	4.3	4.2

Focus on Four Brands	48.3	47.8
Other	1.7	2.0

Total PM USA	50.0%	49.8%

European Union. Net revenues, which include excise taxes billed to customers, increased $1.7 billion (7.6%). Excluding excise taxes, net revenues increased $499 million (6.2%) to $8.5 billion, due primarily to price increases ($421 million) and favorable currency ($355 million), partially offset by lower volume/mix ($286 million).
Operating companies income increased $611 million (18.4%), due primarily to price increases ($421 million), the 2004 charge related to the E.C. agreement ($250 million), favorable currency ($194 million) and lower marketing, administration and research costs ($28 million), partially offset by lower volume/mix ($233 million) and expenses related to the E.C. agreement ($50 million).
In the European Union, PMI’s cigarette volume decreased 2.7%, due primarily to declines in Germany, Portugal, Switzerland and Spain, partially offset by the 2005 inventory sale in Italy and higher shipments in France. Excluding the inventory sale in Italy, PMI’s volume decreased 3.8% in the European Union.
In Germany, PMI’s cigarette volume declined 15.9% and market share was down 0.2 share points to 36.6%, reflecting tax-driven price increases in March and December 2004, which accelerated down-trading to low-priced tobacco portions that were subject to favorable excise tax treatment compared with cigarettes. PMI captured a 16.9% share of the German tobacco portions segment, driven by Marlboro, Next, and f6 tobacco portions.
In Spain, PMI’s shipment volume decreased 2.2%, reflecting increased consumer down-trading to the deep-discount segment. As a result of growing price gaps, PMI’s market share in Spain declined 1.0 share points to 34.6%, with a pronounced product mix deterioration.
In Italy, the total cigarette market declined 6.1% in 2005, largely reflecting tax-driven pricing and the impact of indoor smoking restrictions in public places. PMI’s shipment volume in Italy increased 2.7%, mainly reflecting the one-time inventory sale to its new distributor. Excluding the one-time inventory sale, cigarette shipment volume in Italy declined 3.2%. However, market share in Italy increased 1.1 share points to 52.6%, driven by Diana.
In France, shipment volume increased 2.5% and market share increased 1.9 share points to 41.7%, reflecting the strong performance of Marlboro and the Philip Morris brands.
Eastern Europe, Middle East and Africa. Net revenues, which include excise taxes billed to customers, increased $1.4 billion (18.6%). Excluding excise taxes, net revenues increased $504 million (11.1%) to $5.0 billion, due primarily to higher volume/mix ($322 million), price increases ($101 million) and favorable currency ($81 million).

Operating companies income increased $92 million (6.0%), due primarily to higher volume/mix ($166 million) and favorable currency ($32 million), partially offset by higher marketing, administration and research costs ($70 million), pre-tax charges for asset impairment and exit costs ($19 million), higher fixed manufacturing costs ($10 million) and expenses related to the E.C. agreement ($11 million).
In Eastern Europe, Middle East and Africa, volume increased 5.9%, due to gains in Egypt, Russia, North Africa, Turkey and Ukraine. Higher shipments in Ukraine and Egypt reflect improved economic conditions. In Turkey, shipment volume increased 8.6% and market share increased 4.4 share points to 41.3%, fueled by the growth of Marlboro, Parliament, Lark and Bond Street. Shipments in Russia were up 2.7% and market share increased 0.6 share points to 27.0% due to Marlboro, Muratti, Parliament, Next, and Chesterfield. Volume increased in North Africa reflecting PMI’s entry into the Algerian market.
Asia. Net revenues, which include excise taxes billed to customers, increased $2.0 billion (30.4%). Excluding excise taxes, net revenues increased $1.2 billion (31.6%) to $4.9 billion, due primarily to the impact of acquisitions ($714 million), price increases ($362 million) and favorable currency ($95 million).
Operating companies income increased $483 million (36.9%), due primarily to price increases and lower costs ($407 million, including the benefit from the return of the Marlboro license in Japan), the impact of acquisitions ($332 million) and favorable currency ($55 million), partially offset by higher marketing, administration and research costs ($120 million), unfavorable volume/mix ($118 million), higher fixed manufacturing costs ($57 million) and pre-tax charges for asset impairment and exit costs ($16 million).
In Asia, volume increased 21.3%, due primarily to the acquisition in Indonesia, the strong performance of Marlboro in the Philippines and L&M growth in Thailand, partially offset by lower volumes in Korea and Japan. In Korea, the total market was down over 20% in 2005, due to the December 2004 tax-driven price increase, and PMI’s shipments declined 11.8%. However, PMI’s market share in Korea grew 0.9 share points to 8.3%, driven by Marlboro and Parliament. In Japan, the total market declined 2.8% in 2005 while PMI’s shipments declined slightly. Market share rose 0.3 share points to 24.8% driven by Marlboro and Virginia Slims. Excluding the acquisition in Indonesia, volume in Asia was essentially flat.
Latin America. Net revenues, which include excise taxes billed to customers, increased $661 million (20.2%). Excluding excise taxes, net revenues increased $245 million (18.9%) to $1.5 billion, due primarily to price increases ($142 million), the impact of acquisitions ($73 million) and favorable currency ($45 million), partially offset by lower volume/mix ($15 million).
Operating companies income increased $73 million (18.7%), due primarily to price increases ($119 million) and favorable currency ($50 million), partially offset by higher marketing, administration and research costs ($84 million) and lower volume/mix ($13 million).
In Latin America, volume increased 5.5%, due primarily to the acquisition in Colombia, and higher shipments in Mexico, partially offset by declines in Argentina and Brazil. Excluding the acquisition in Colombia, volume in Latin America declined 3.8%. In Mexico, PMI’s market share increased on the performance of Marlboro. In Argentina, the overall market declined as a consequence of successive tax-driven price increases in 2004, and PMI’s share declined reflecting the rise of the low-price segment. PMI also lost share in Brazil due to consumer down-trading to low-priced competitive brands.
Financial Services
Business Environment
In 2003, PMCC shifted its strategic focus and is no longer making new investments but is instead focused on managing its existing portfolio of finance assets in order to maximize gains and generate cash flow from asset sales and related activities. Accordingly, PMCC’s operating companies income will fluctuate over time as investments mature or are sold. During 2006, 2005 and 2004, PMCC received proceeds from asset sales and maturities of $357 million, $476 million and $644 million, respectively, and recorded gains of $132 million, $72 million and $112 million respectively, in operating companies income.
Among its leasing activities, PMCC leases a number of aircraft, predominantly to major U.S. passenger carriers. At December 31, 2006, $1.9 billion of PMCC’s finance asset balance related to aircraft. Two of PMCC’s aircraft lessees, Delta and Northwest, are currently under bankruptcy protection. In addition, PMCC leases one natural gas-fired power plant to an indirect subsidiary of Calpine Corporation (“Calpine”). Calpine, which has guaranteed the lease, is currently operating under bankruptcy protection. PMCC does not record income on leases in bankruptcy. Should a lease rejection or foreclosure occur, it would result in the write-off of the finance asset balance against PMCC’s allowance for losses and the acceleration of deferred tax payments on these leases. At December 31, 2006, PMCC’s finance asset balances for these leases were as follows:
•
Delta — PMCC’s leveraged leases with Delta for six Boeing 757, nine Boeing 767, and four McDonnell Douglas (MD-88) aircraft total $257 million. The finance asset balance has been provided for in the allowance for losses.

•
Northwest — PMCC has leveraged leases for three Airbus A-320 aircraft totaling $32 million. In 2006, PMCC sold ten Airbus A-319 aircraft financed under leveraged leases, which were rejected by the lessee in 2005. Additionally, during 2006, five regional jets (“RJ85s”) previously financed as leveraged leases were foreclosed upon. Based on PMCC’s assessment of the prospect for recovery on the A-320 aircraft, a portion of the outstanding finance asset balance has been provided for in the allowance for losses.

•
Calpine — PMCC’s leveraged lease for one 750 megawatt (“MW”) natural gas-fired power plant (located in Pasadena, Texas) was $60 million. The lessee (an affiliate of Calpine) was not included as part of the bankruptcy filing of Calpine. In addition, leases of two 265 MW natural gas-fired power plants (located in Tiverton, Rhode Island, and Rumford, Maine), which were part of the bankruptcy filing, were rejected during the first quarter of 2006. It is anticipated that at some point during the Calpine bankruptcy proceedings, PMCC’s interest in these plants will be foreclosed upon by the lenders under the leveraged leases. Based on PMCC’s assessment of the prospect for recovery on the Pasadena plant, a portion of the outstanding finance asset balance has been provided for in the allowance for losses.

At December 31, 2006, PMCC’s allowance for losses was $480 million. During the second quarter of 2006, PMCC increased its allowance for losses by $103 million due to continuing issues within the airline industry. Charge-offs to the allowance for losses in 2006 totaled $219 million. The acceleration of taxes on the foreclosures of Northwest RJ85s and six aircraft previously financed under leveraged leases with United Air Lines, Inc. (“United”) written off in the first quarter of 2006 upon United’s emergence from bankruptcy, totaled approximately $80 million. Foreclosures on Delta and Calpine (Tiverton & Rumford) leveraged leases will result in the acceleration of previously deferred taxes of approximately $180 million.
In the third quarter of 2005, PMCC recorded a provision for losses of $200 million due to continuing uncertainty within its airline portfolio and bankruptcy filings by Delta and Northwest. As a result of this provision, PMCC’s fixed charges coverage ratio did not meet its 1.25:1 requirement under a support agreement with ALG. Accordingly, as required by the support agreement, a support payment of $150 million was made by ALG to PMCC in September 2005. In addition, in the fourth quarter of 2004, PMCC recorded a provision for losses of $140 million for its airline industry exposure. During 2006, 2005 and 2004, charge-offs to the allowance for losses were $219 million, $101 million and $39 million, respectively. It is possible that additional adverse developments may require PMCC to increase its allowance for losses.
As discussed further in Note 14. Income Taxes, the IRS has disallowed benefits pertaining to several PMCC leverage lease transactions for the years 1996 through 1999.

Operating Results

				Operating
	Net Revenues			Companies Income
			(in millions)
	2006	2005	2004	2006	2005	2004

Financial Services	$317	$319	$395	$176	$31	$144

PMCC’s net revenues for 2006 decreased $2 million (0.6%) from 2005, due primarily to lower lease revenues as a result of lower investment balances, partially offset by higher gains from asset sales. PMCC’s operating companies income for 2006 of $176 million increased $145 million (100.0+%) from 2005. Operating companies income for 2006 includes a $103 million increase to the provision for airline industry exposure as discussed above, a decrease of $97 million from the 2005 provision, and higher gains from asset sales.
PMCC’s net revenues for 2005 decreased $76 million (19.2%) from 2004, due primarily to the previously discussed change in strategy which resulted in lower lease portfolio revenues and lower gains from asset management activity. PMCC’s operating companies income for 2005 decreased $113 million (78.5%) from 2004. Operating companies income for 2005 includes a $200 million increase to the provision for airline industry exposure as discussed above, an increase of $60 million over the 2004 provision, and lower gains from asset sales, partially offset by lower interest expense.
Financial Review
Net Cash Provided by Operating Activities, Continuing Operations
During 2006, net cash provided by operating activities was $9.9 billion, compared with $7.6 billion during 2005. The increase in cash provided by operating activities was due primarily to the return of the escrow bond deposit related to the Price U.S. tobacco case, lower pension plan contributions and higher earnings from continuing operations, partially offset by the reimbursement of Kraft’s portion of income tax benefits related to the RAR and a higher use of cash to fund working capital.
During 2005, net cash provided by operating activities was $7.6 billion, compared with $6.9 billion during 2004. The increase in cash provided by operating activities was due primarily to higher earnings from continuing operations and lower escrow bond deposits related to the Price U.S. tobacco case, partially offset by a higher use of cash to fund working capital and increased pension plan contributions.
Net Cash Used in Investing Activities, Continuing Operations
One element of PMI’s growth strategy is to strengthen its brand portfolio and/or expand its geographic reach through active programs of selective acquisitions. PM USA from time to time considers acquisitions as part of its adjacency strategy.
During 2006, 2005 and 2004, net cash used in investing activities was $0.5 billion, $5.4 billion and $0.4 billion, respectively. The net cash used in 2005 reflects the purchase of 98% of the outstanding shares of Sampoerna. In 2006, proceeds from sales of businesses of $520 million were primarily from the sale of PMI’s interest in a beer business in the Dominican Republic.
In November 2006, a subsidiary of PMI exchanged its 47.5% interest in E. León Jimenes, C. por. A. (“ELJ”), which included a 40% indirect interest in ELJ’s beer subsidiary, Cerveceria Nacional Dominicana, C. por. A., for 100% ownership of ELJ’s cigarette subsidiary, Industria de Tabaco León Jimenes, S.A. (“ITLJ”) and $427 million of cash, which was contributed to ITLJ prior to the transaction. As a result of the transaction, PMI now owns 100% of the cigarette business and no longer holds an interest in ELJ’s beer business. The exchange of PMI’s interest in ELJ’s beer subsidiary resulted in a pre-tax gain on sale of $488 million, which increased Altria Group, Inc.’s 2006 net earnings by $0.15 per diluted share. The operating results of ELJ’s cigarette subsidiary from November 2006 to December 31, 2006, the amounts of which were not material, were included in Altria Group, Inc.’s operating results.
Capital expenditures for 2006 increased 24.2% to $1.3 billion. The expenditures were primarily for modernization and consolidation of manufacturing facilities, and expansion of research and development, and certain production capacity. Capital expenditures in 2007 are expected to be slightly below 2006 expenditures, and are expected to be funded by operating cash flows.
Net Cash Used in Financing Activities, Continuing Operations
During 2006, net cash used in financing activities was $10.6 billion, compared with $1.2 billion in 2005 and $4.8 billion in 2004. The increase of $9.4 billion over 2005 was due primarily to the repayment of short and long-term debt in 2006 and higher dividends paid on Altria Group, Inc. common stock. The decrease of $3.6 billion from 2004 was due primarily to increased borrowings in 2005, which were primarily related to the acquisition of Sampoerna, partially offset by higher dividends paid on Altria Group, Inc. common stock.
Debt and Liquidity
Credit Ratings — At December 31, 2006, ALG’s debt ratings by major credit rating agencies were as follows:

	Short-term	Long-term	Outlook
Moody’s	P-2	Baa1	Stable
Standard & Poor’s	A-2	BBB	Positive
Fitch	F-2	BBB+	Stable
ALG’s credit quality, measured by 5 year credit default swaps, has improved dramatically over the past year with swap levels now approaching that of Single-A rated issuers.
Credit Lines — ALG and PMI maintain separate revolving credit facilities. ALG intends to use its revolving credit facilities to support the issuance of commercial paper.
As discussed in Note 5. Acquisitions, the purchase price of the Sampoerna acquisition was primarily financed through a euro 4.5 billion bank credit facility arranged for PMI and its subsidiaries in May 2005, consisting of a euro 2.5 billion three-year term loan facility (which, through repayments has been reduced to euro 1.5 billion) and a euro 2.0 billion five-year revolving credit facility. At December 31, 2006, borrowings under the term loan were included in long-term debt. These facilities, which are not guaranteed by ALG, require PMI to maintain an earnings before interest, taxes, depreciation and amortization (“EBITDA”) to interest ratio of not less than 3.5 to 1.0. At December 31, 2006, PMI’s ratio calculated in accordance with the agreements was 29.0 to 1.0.
ALG has a 364-day revolving credit facility in the amount of $1.0 billion, which expires on March 30, 2007. In addition, ALG maintains a multi-year credit facility in the amount of $4.0 billion, which expires in April 2010. The ALG facilities require the maintenance of an earnings to fixed charges ratio, as defined by the agreement, of not less than 2.5 to 1.0. At December 31, 2006, the ratio calculated in accordance with the agreement was 11.6 to 1.0. After giving effect to the Kraft spin-off, the ratio at December 31, 2006 would have been 16.3 to 1.0.
ALG and PMI expect to continue to meet their respective covenants. These facilities do not include any credit rating triggers or any provisions that could require the posting of collateral. The multi-year facilities enable the respective companies to reclassify short-term debt on a long-term basis.

At December 31, 2006, credit lines for ALG and PMI, and the related activity, were as follows (in billions of dollars):

ALG	December 31, 2006
			Commercial
		Amount	Paper	Lines
Type	Credit Lines	Drawn	Outstanding	Available

364-day	$1.0	$—	$—	$1.0
Multi-year	4.0			4.0

	$5.0	$—	$—	$5.0

PMI	December 31, 2006
		Amount	Lines
Type	Credit Lines	Drawn	Available

3-year term loan	$2.0	$2.0	$—
5-year revolving credit	2.6		2.6

	$4.6	$2.0	$2.6

In addition to the above, certain international subsidiaries of ALG maintain credit lines to meet their respective working capital needs. These credit lines, which amounted to approximately $2.2 billion are for the sole use of these international businesses. Borrowings on these lines amounted to approximately $0.4 billion and $0.6 billion at December 31, 2006 and 2005, respectively.
Debt — Altria Group, Inc.’s total debt (consumer products and financial services) was $8.5 billion and $13.4 billion at December 31, 2006 and 2005, respectively. Total consumer products debt was $7.4 billion and $11.4 billion at December 31, 2006 and 2005, respectively. Total consumer products debt includes PMI’s third-party debt of $2.8 billion and $4.9 billion at December 31, 2006 and 2005, respectively. At December 31, 2006 and 2005, Altria Group, Inc.’s ratio of consumer products debt to total equity was 0.19 and 0.32, respectively. The ratio of total debt to total equity was 0.21 and 0.37 at December 31, 2006 and 2005, respectively. Fixed-rate debt constituted approximately 65% and 60% of total consumer products debt at December 31, 2006 and 2005, respectively. The weighted average interest rate on total consumer products debt, including the impact of swap agreements, was approximately 5.8% and 5.2% at December 31, 2006 and 2005, respectively.
At December 31, 2006, ALG had approximately $2.8 billion of capacity remaining under its existing shelf registration statement.
ALG does not guarantee the debt of PMI.
Taxes — The IRS concluded its examination of Altria Group, Inc.’s consolidated tax returns for the years 1996 through 1999, and issued a final RAR on March 15, 2006. Altria Group, Inc. agreed with the RAR, with the exception of certain leasing matters discussed below. Consequently, in March 2006, Altria Group, Inc. recorded non-cash tax benefits of $1.0 billion, which principally represented the reversal of tax reserves following the issuance of and agreement with the RAR. Although there was no impact to Altria Group, Inc.’s consolidated operating cash flow, Altria Group, Inc. reimbursed $337 million in cash to Kraft for its portion of the $1.0 billion in tax benefits, as well as pre-tax interest of $46 million. The amounts related to Kraft were reclassified to earnings from discontinued operations. The tax reversal resulted in an increase to earnings from continuing operations of approximately $630 million for the year ended December 31, 2006.
Altria Group, Inc. has agreed with all conclusions of the RAR, with the exception of the disallowance of benefits pertaining to several PMCC leveraged lease transactions for the years 1996 through 1999. PMCC will continue to assert its position regarding these leveraged lease transactions and contest approximately $150 million of tax and net interest assessed and paid with regard to them. The IRS may in the future challenge and disallow more of PMCC’s leveraged leases based on recent Revenue Rulings, a recent IRS Notice and subsequent case law addressing specific types of leveraged leases (lease-in/lease-out (“LILO”) and sale-in/lease-out (“SILO”) transactions). PMCC believes that the position and supporting case law described in the RAR, Revenue Rulings and the IRS Notice are incorrectly applied to PMCC’s transactions and that its leveraged leases are factually and legally distinguishable in material respects from the IRS’s position. PMCC and ALG intend to vigorously defend against any challenges based on that position through litigation. In this regard, on October 16, 2006, PMCC filed a complaint in the U.S. District Court for the Southern District of New York to claim refunds for a portion of these tax payments and associated interest and intends to file complaints for the remainder. However, should PMCC’s position not be upheld, PMCC may have to accelerate the payment of significant amounts of federal income tax and significantly lower its earnings to reflect the recalculation of the income from the affected leveraged leases, which could have a material effect on the earnings and cash flows of Altria Group, Inc. in a particular fiscal quarter or fiscal year. PMCC considered this matter in its adoption of FIN 48 and FASB Staff Position No. FAS 13-2.
Off-Balance Sheet Arrangements and Aggregate Contractual Obligations
Altria Group, Inc. has no off-balance sheet arrangements, including special purpose entities, other than guarantees and contractual obligations that are discussed below.

Guarantees - As discussed in Note 19, at December 31, 2006, Altria Group, Inc.’s third-party guarantees from continuing operations, which are primarily related to excise taxes and divestiture activities, approximated $284 million, of which $278 million have no specified expiration dates. The remainder expire through 2010, with $1 million expiring during 2007. Altria Group, Inc. is required to perform under these guarantees in the event that a third party fails to make contractual payments or achieve performance measures. Altria Group, Inc. has a liability of $22 million on its consolidated balance sheet at December 31, 2006, relating to these guarantees. In the ordinary course of business, certain subsidiaries of ALG have agreed to indemnify a limited number of third parties in the event of future litigation. At December 31, 2006, subsidiaries of ALG were also contingently liable for $2.3 billion of guarantees related to their own performance, consisting of the following:

•
$2.0 billion of guarantees of excise tax and import duties related primarily to international shipments of tobacco products. In these agreements, a financial institution provides a guarantee of tax payments to the respective governments. PMI then issues a guarantee to the respective financial institution for the payment of the taxes. These are revolving facilities that are integral to the shipment of tobacco products in international markets, and the underlying taxes payable are recorded on Altria Group, Inc.’s consolidated balance sheet.

•	$0.3 billion of other guarantees related to the tobacco businesses.
Although Altria Group, Inc.’s guarantees of its own performance are frequently short-term in nature, the short-term guarantees are expected to be replaced, upon expiration, with similar guarantees of similar amounts. These items have not had, and are not expected to have, a significant impact on Altria Group, Inc.’s liquidity.

Aggregate Contractual Obligations - The following table summarizes Altria Group, Inc.’s contractual obligations from continuing operations at December 31, 2006:

	Payments Due
					2012 and
	Total	2007	2008-2009	2010-2011	Thereafter
	(in millions)
Long-term debt (1):
Consumer products	$6,946	$648	$4,521	$26	$1,751
Financial services	1,119	620	499

	8,065	1,268	5,020	26	1,751

Operating leases (2)	636	171	192	73	200

Purchase obligations (3):
Inventory and production costs	2,903	1,485	1,076	255	87
Other	3,699	1,685	1,175	719	120

	6,602	3,170	2,251	974	207

Other long-term liabilities (4)	1,517	110	292	303	812

	$16,820	$4,719	$7,755	$1,376	$2,970

(1)
Amounts represent the expected cash payments of Altria Group, Inc.’s long-term debt and do not include unamortized bond premiums or discounts. Amounts include capital lease obligations, primarily associated with the expansion of PMI’s vending machine distribution in Japan.

(2)	Amounts represent the minimum rental commitments under non-cancelable operating leases.

(3)
Purchase obligations for inventory and production costs (such as raw materials, indirect materials and supplies, packaging, co-manufacturing arrangements, storage and distribution) are commitments for projected needs to be utilized in the normal course of business. Other purchase obligations include commitments for marketing, advertising, capital expenditures, information technology and professional services. Arrangements are considered purchase obligations if a contract specifies all significant terms, including fixed or minimum quantities to be purchased, a pricing structure and approximate timing of the transaction. Most arrangements are cancelable without a significant penalty, and with short notice (usually 30 days). Any amounts reflected on the consolidated balance sheet as accounts payable and accrued liabilities are excluded from the table above.

(4)
Other long-term liabilities primarily consist of postretirement health care costs. The following long-term liabilities included on the consolidated balance sheet are excluded from the table above: accrued pension costs, income taxes, minority interest, insurance accruals and other accruals. Altria Group, Inc. is unable to estimate the timing of payments (or contributions in the case of accrued pension costs) for these items. Currently, Altria Group, Inc. anticipates making U.S. pension contributions of approximately $22 million in 2007 and non-U.S. pension contributions of approximately $104 million in 2007, based on current tax law (as discussed in Note 16. Benefit Plans).

The State Settlement Agreements and related legal fee payments, and payments for tobacco growers, as discussed below and in Note 19, are excluded from the table above, as the payments are subject to adjustment for several factors, including inflation, market share and industry volume. In addition, the international tobacco E.C. agreement payments discussed below are excluded from the table above, as the payments are subject to adjustment based on certain variables including PMI’s market share in the European Union. Litigation escrow deposits, as discussed below and in Note 19, are also excluded from the table above since these deposits will be returned to PM USA should it prevail on appeal.

European Commission Agreement – In July 2004, PMI entered into an agreement with the European Commission (“E.C.”) and 10 member states of the European Union that provides for broad cooperation with European law enforcement agencies on anti-contraband and anti-counterfeit efforts. To date, 24 of the 27 member states have signed the agreement. The agreement resolves all disputes between the parties relating to these issues. Under the terms of the agreement, PMI will make 13 payments over 12 years, including an initial payment of $250 million, which was recorded as a pre-tax charge against its earnings in 2004. The agreement calls for additional payments of approximately $150 million on the first anniversary of the agreement (this payment was made in July 2005), approximately $100 million on the second anniversary (this payment was made in July 2006) and approximately $75 million each year thereafter for 10 years, each of which is to be adjusted based on certain variables, including PMI’s market share in the European Union in the year preceding payment. Because future additional payments are subject to these variables, PMI will record charges for them as an expense in cost of sales when product is shipped. PMI is also responsible to pay the excise taxes, VAT and customs duties on qualifying product seizures of up to 90 million cigarettes and is subject to payments of five times the applicable taxes and duties if product seizures exceed 90 million cigarettes in a given year. To date, PMI’s payments related to product seizures have been immaterial. Total charges related to the E.C. Agreement of $95 million, $136 million and $75 million were recorded in cost of sales in 2006, 2005 and 2004, respectively.
Payments Under State Settlement and Other Tobacco Agreements – As discussed previously and in Note 19, PM USA has entered into State Settlement Agreements with the states and territories of the United States and also entered into a trust agreement to provide certain aid to U.S. tobacco growers and quota holders, but PM USA’s obligations under this trust have now been eliminated by the obligations imposed on PM USA by FETRA. During 2004, PMI entered into a cooperation agreement with the European Community. Each of these agreements calls for payments that are based on variable factors, such as cigarette volume, market shares and inflation. PM USA and PMI account for the cost of these agreements as a component of cost of sales as product is shipped.
As a result of these agreements and the enactment of FETRA, PM USA and PMI recorded the following amounts in cost of sales for the years ended December 31, 2006, 2005 and 2004 (in billions):

	PM USA	PMI	Total
2006	$5.0	$0.1	$5.1
2005	5.0	0.1	5.1
2004	4.6	0.1	4.7
In addition, during 2004, PMI recorded a pre-tax charge of $250 million at the signing of the cooperation agreement with the European Community.
Based on current agreements and current estimates of volume and market share, the estimated amounts that PM USA and PMI may charge to cost of sales under these agreements will be approximately as follows (in billions):

	PM USA	PMI	Total
2007	$5.6	$0.1	$5.7
2008	5.7	0.1	5.8
2009	5.7	0.1	5.8
2010	5.8	0.1	5.9
2011	5.8	0.1	5.9
2012 to 2016	5.9 annually	0.1 annually	6.0 annually
Thereafter	6.0 annually	—	6.0 annually
The estimated amounts charged to cost of sales in each of the years above would generally be paid in the following year. As previously stated, the payments due under the terms of these agreements are subject to adjustment for several factors, including cigarette volume, inflation and certain contingent events and, in general, are allocated based on each manufacturer’s market share. The amounts shown in the table above are estimates, and actual amounts will differ as underlying assumptions differ from actual future results. See

Note 19 for a discussion of proceedings that may result in a downward adjustment of amounts paid under State Settlement Agreements for the years 2003 and 2004.
Litigation Escrow Deposits – As discussed in Note 19, in connection with obtaining a stay of execution in the Engle class action, PM USA placed $1.2 billion into an interest-bearing escrow account. The $1.2 billion escrow account and a deposit of $100 million related to the bonding requirement are included in the December 31, 2006 and 2005 consolidated balance sheets as other assets. As discussed in Note 19, in July 2006, the Florida Supreme Court issued its ruling in the Engle case. The escrow and deposit amounts will be returned to PM USA subject to and upon the completion of review of the judgment. Interest income on the $1.2 billion escrow account is paid to PM USA quarterly and is being recorded as earned in interest and other debt expense, net, in the consolidated statements of earnings.
Also, as discussed in Note 19, in June 2006 under the order of the Illinois Supreme Court, the cash deposits of approximately $2.2 billion related to the Price case were returned to PM USA, and PM USA’s obligations to deposit further cash payments were terminated. A pre-existing 7.0%, $6 billion long-term note from ALG to PM USA that was placed in escrow pending the outcome of plaintiffs’ petition for writ of certiorari to the United States Supreme Court was returned to PM USA in December 2006, following the Supreme Court’s denial of the petition. Since this note is the result of an intercompany financing arrangement, it does not appear on the consolidated balance sheet of Altria Group, Inc.
With respect to certain adverse verdicts and judicial decisions currently on appeal, other than the Engle case discussed above, as of December 31, 2006, PM USA has posted various forms of security totaling approximately $194 million, the majority of which have been collateralized with cash deposits, to obtain stays of judgments pending appeals. These cash deposits are included in other assets on the consolidated balance sheets.
Although litigation is subject to uncertainty and could result in material adverse consequences for Altria Group, Inc.’s financial condition, cash flows or results of operations in a particular fiscal quarter or fiscal year, management believes the litigation environment has substantially improved and expects Altria Group, Inc.’s cash flow from operations, together with existing credit facilities, to provide sufficient liquidity to meet the ongoing needs of the business.
Equity and Dividends
As discussed in Note 12. Stock Plans, during 2006 and 2005, Altria Group, Inc. granted approximately 1.1 million and 1.2 million shares of restricted stock, respectively, to eligible U.S.-based employees of Altria Group, Inc. and also issued to eligible non-U.S. employees rights to receive approximately 0.9 million and 1.0 million equivalent shares, respectively. Restrictions on the stock and rights granted in 2006 and 2005 lapse in the first quarter of 2009 and the first quarter of 2008, respectively.
At December 31, 2006, the number of shares to be issued upon exercise of outstanding stock options and vesting of non-U.S. rights to receive equivalent shares was 42.6 million, or 2.0% of shares outstanding.
Dividends paid in 2006 and 2005 were $6.8 billion and $6.2 billion, respectively, an increase of 10.1%, primarily reflecting a higher dividend rate and a greater number of shares outstanding in 2006. During the third quarter of 2006, Altria Group, Inc.’s Board of Directors approved a 7.5% increase in the quarterly dividend rate to $0.86 per share. As a result, the annualized dividend rate increased to $3.44 from $3.20 per share.
Market Risk
ALG’s subsidiaries operate globally, with manufacturing and sales facilities in various locations around the world. ALG and its subsidiaries utilize certain financial instruments to manage foreign currency and commodity exposures. Derivative financial instruments are used by ALG and its subsidiaries, principally to reduce exposures to market risks resulting from fluctuations in foreign exchange rates and commodity prices, by creating offsetting exposures. Altria Group, Inc. is not a party to leveraged derivatives and, by policy, does not use derivative financial instruments for speculative purposes.
A substantial portion of Altria Group, Inc.’s derivative financial instruments are effective as hedges. Hedging activity affected accumulated other comprehensive earnings (losses), net of income taxes, during the years ended December 31, 2006, 2005 and 2004, as follows (in millions):

	2006	2005	2004
Gain (loss) as of January 1	$24	$(14)	$(83)
Derivative (gains) losses transferred to earnings	(35)	(95)	86
Change in fair value	24	133	(17)

Gain (loss) as of December 31	$13	$24	$(14)

The fair value of all derivative financial instruments has been calculated based on market quotes.
Foreign exchange rates. Altria Group, Inc. uses forward foreign exchange contracts, foreign currency swaps and foreign currency options to mitigate its exposure to changes in exchange rates from third-party and intercompany actual and forecasted transactions. The primary currencies to which Altria Group, Inc. is exposed include the Japanese yen, Swiss franc and the euro. At December 31, 2006 and 2005, Altria Group, Inc. had contracts with aggregate notional amounts of $5.9 billion and $4.8 billion, respectively, of which $2.6 billion and $2.2 billion, respectively, were at Kraft. In addition, Altria Group, Inc. uses foreign currency swaps to mitigate its exposure to changes in exchange rates related to foreign currency denominated debt. These swaps typically convert fixed-rate foreign currency denominated debt to fixed-rate debt denominated in the functional currency of the borrowing entity. These swaps are accounted for as cash flow hedges. The unrealized gain (loss) relating to foreign currency swap agreements that do not qualify for hedge accounting treatment under U.S. GAAP was insignificant as of December 31, 2006 and 2005. At December 31, 2006 and 2005, the notional amounts of foreign currency swap agreements aggregated $1.4 billion and $2.3 billion, respectively.
Altria Group, Inc. also designates certain foreign currency denominated debt as net investment hedges of foreign operations. During the years ended December 31, 2006 and 2004, these hedges of net investments resulted in losses, net of income taxes, of $164 million, and $344 million, respectively, and during the year ended December 31, 2005 resulted in a gain, net of income taxes, of $369 million. These gains and losses were reported as a component of accumulated other comprehensive earnings (losses) within currency translation adjustments.
Commodities. Kraft is exposed to price risk related to forecasted purchases of certain commodities used as raw materials. Accordingly, Kraft uses commodity forward contracts as cash flow hedges, primarily for coffee, milk, sugar and cocoa. In general, commodity forward contracts qualify for the normal purchase exception under U.S. GAAP, and are therefore not subject to the provisions of SFAS No. 133. In addition, commodity futures and options are also used to hedge the price of certain commodities, including milk, coffee, cocoa, wheat, corn, sugar, soybean oil, natural gas and heating oil. For qualifying contracts, the effective portion of unrealized gains and losses on commodity futures and option contracts is deferred as a component of accumulated other comprehensive earnings (losses) and is recognized as a component of cost of sales when the related inventory is sold. Unrealized gains or losses on net commodity positions were immaterial at December 31, 2006 and 2005. At December 31, 2006 and 2005, Kraft had net long commodity positions of $533 million and $521 million, respectively.
Value at Risk. Altria Group, Inc. uses a value at risk (“VAR”) computation to estimate the potential one-day loss in the fair value of its interest rate-sensitive financial instruments and to estimate the potential one-day loss in pre-tax earnings of its foreign currency derivative financial instruments. The VAR computation includes Altria Group, Inc.’s debt; short-term investments; and foreign currency forwards, swaps and options. Anticipated transactions, foreign currency trade payables and receivables, and net investments in foreign subsidiaries, which the foregoing instruments are intended to hedge, were excluded from the computation.

The VAR estimates were made assuming normal market conditions, using a 95% confidence interval. Altria Group, Inc. used a “variance/co-variance” model to determine the observed interrelationships between movements in interest rates and various currencies. These interrelationships were determined by observing interest rate and forward currency rate movements over the preceding quarter for the calculation of VAR amounts at December 31, 2006 and 2005, and over each of the four preceding quarters for the calculation of average VAR amounts during each year. The values of foreign currency options do not change on a one-to-one basis with the underlying currency, and were valued accordingly in the VAR computation.
The estimated potential one-day loss in fair value of Altria Group, Inc.’s (excluding Kraft) interest rate-sensitive instruments, primarily debt, under normal market conditions and the estimated potential one-day loss in pre-tax earnings from foreign currency instruments under normal market conditions, as calculated in the VAR model, were as follows (in millions):

	Pre-Tax Earnings Impact				Fair Value Impact
	At				At
	12/31/06	Average	High	Low	12/31/06	Average	High	Low
Instruments sensitive to:
Foreign currency rates	$12	$10	$13	$7
Interest rates					$13	$16	$17	$13

	Pre-Tax Earnings Impact				Fair Value Impact
	At				At
	12/31/05	Average	High	Low	12/31/05	Average	High	Low
Instruments sensitive to:
Foreign currency rates	$9	$13	$21	$9
Interest rates					$15	$26	$33	$15
The VAR computation is a risk analysis tool designed to statistically estimate the maximum probable daily loss from adverse movements in interest rates, foreign currency rates and commodity prices under normal market conditions. The computation does not purport to represent actual losses in fair value or earnings to be incurred by Altria Group, Inc., nor does it consider the effect of favorable changes in market rates. Altria Group, Inc. cannot predict actual future movements in such market rates and does not present these VAR results to be indicative of future movements in such market rates or to be representative of any actual impact that future changes in market rates may have on its future results of operations or financial position.
New Accounting Standards
See Note 2, Note 16 and Note 18 to the consolidated financial statements for a discussion of new accounting standards.
Contingencies
See Note 19 to the consolidated financial statements for a discussion of contingencies.
Cautionary Factors That May Affect Future Results
Forward-Looking and Cautionary Statements
We* may from time to time make written or oral forward-looking statements, including statements contained in filings with the Securities and Exchange Commission, in reports to stockholders and in press releases and investor webcasts. You can identify these forward-looking statements by use of words such as “strategy,” “expects,” “continues,” “plans,” “anticipates,” “believes,” “will,” “estimates,” “intends,” “projects,” “goals,”

*	This section uses the terms “we,” “our” and “us” when it is not necessary to distinguish among ALG and its various operating subsidiaries or when any distinction is clear from the context.

“targets” and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts.
We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements and whether to invest in or remain invested in Altria Group, Inc.’s securities. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by us; any such statement is qualified by reference to the following cautionary statements. We elaborate on these and other risks we face throughout this document, particularly in the “Business Environment” sections preceding our discussion of operating results of our subsidiaries’ businesses. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider the following to be a complete discussion of all potential risks or uncertainties. We do not undertake to update any forward-looking statement that we may make from time to time.
Tobacco-Related Litigation. There is substantial litigation related to tobacco products in the United States and certain foreign jurisdictions. It is possible that there could be adverse developments in pending cases. An unfavorable outcome or settlement of pending tobacco related litigation could encourage the commencement of additional litigation. Although PM USA has historically been able to obtain required bonds or relief from bonding requirements in order to prevent plaintiffs from seeking to collect judgments while adverse verdicts have been appealed, there remains a risk that such relief may not be obtainable in all cases. This risk has been substantially reduced given that 40 states now limit the dollar amount of bonds or require no bond at all.
It is possible that Altria Group, Inc.’s consolidated results of operations, cash flows or financial position could be materially affected in a particular fiscal quarter or fiscal year by an unfavorable outcome or settlement of certain pending litigation. Nevertheless, although litigation is subject to uncertainty, management believes the litigation environment has substantially improved. ALG and each of its subsidiaries named as a defendant believe, and each has been so advised by counsel handling the respective cases, that it has a number of valid defenses to the litigation pending against it, as well as valid bases for appeal of adverse verdicts against it. All such cases are, and will continue to be, vigorously defended. However, ALG and its subsidiaries may enter into settlement discussions in particular cases if they believe it is in the best interests of ALG’s stockholders to do so. Please see Note 19 for a discussion of pending tobacco-related litigation.
Tobacco Control Action in the Public and Private Sectors. Our tobacco subsidiaries face significant governmental action aimed at reducing the incidence of smoking and seeking to hold us responsible for the adverse health effects associated with both smoking and exposure to environmental tobacco smoke. Governmental actions, combined with the diminishing social acceptance of smoking and private actions to restrict smoking, have resulted in reduced industry volume, and we expect this decline to continue.
Excise Taxes. Cigarettes are subject to substantial excise taxes in the United States and to substantial taxation abroad. Significant increases in cigarette-related taxes and fees have been proposed or enacted and are likely to continue to be proposed or enacted within the United States, the EU and in other foreign jurisdictions. In addition, in certain jurisdictions, PMI’s products are subject to discriminatory tax structures, and inconsistent rulings and interpretations on complex methodologies to determine excise and other tax burdens.
Tax increases and discriminatory tax structures are expected to continue to have an adverse impact on sales of cigarettes by our tobacco subsidiaries, due to lower consumption levels and to a shift in consumer purchases from the premium to the non-premium or discount segments or to other low-priced or low-taxed tobacco products or to counterfeit or contraband products.
Minimum Retail Selling Price Laws. Several EU Member States have enacted laws establishing a minimum retail selling price for cigarettes and, in some cases, other tobacco products. The European Commission has commenced proceedings against these Member States, claiming that minimum retail selling price systems infringe EU law. If the European Commission’s infringement actions are successful, they could adversely impact excise tax levels and/or price gaps in those markets.
Increased Competition in the United States Tobacco Market. Settlements of certain tobacco litigation in the United States have resulted in substantial cigarette price increases. PM USA faces competition from lowest priced brands sold by certain United States and foreign manufacturers that have cost advantages because they are not parties to these settlements. These manufacturers may fail to comply with related state escrow legislation or may avoid escrow deposit obligations on the majority of their sales by concentrating on certain states where escrow deposits are not required or are required on fewer than all such manufacturers’ cigarettes sold in such states. Additional competition has resulted from diversion into the United States market of cigarettes intended for sale outside the United States, the sale of counterfeit cigarettes by third parties, the sale of cigarettes by third parties over the Internet and by other means designed to avoid collection of applicable taxes, and increased imports of foreign lowest priced brands.
Counterfeit Cigarettes in International Markets. Large quantities of counterfeit cigarettes are sold in the international market. PMI believes that Marlboro is the most heavily counterfeited international brand. PMI cannot quantify the amount of revenue it loses as a result of this activity.
Governmental Investigations. From time to time, ALG and its tobacco subsidiaries are subject to governmental investigations on a range of matters. Ongoing investigations include allegations of contraband shipments of cigarettes and allegations of unlawful pricing activities within certain international markets. We cannot predict the outcome of those investigations or whether additional investigations may be commenced, and it is possible that our business could be materially affected by an unfavorable outcome of pending or future investigations.
New Tobacco Product Technologies. Our tobacco subsidiaries continue to seek ways to develop and to commercialize new product technologies that have the objective of reducing constituents in tobacco smoke identified by public health authorities as harmful while continuing to offer adult smokers products that meet their taste expectations. We cannot guarantee that our tobacco subsidiaries will succeed in these efforts. If they do not succeed, but one or more of their competitors do, our tobacco subsidiaries may be at a competitive disadvantage.
PM USA and PMI have adjacency growth strategies involving potential moves into complementary tobacco or tobacco-related products or processes. We cannot guarantee that these strategies, or any products introduced in connection with these strategies, will be successful.
Foreign Currency. Our international food and tobacco subsidiaries conduct their businesses in local currency and, for purposes of financial reporting, their results are translated into U.S. dollars based on average exchange rates prevailing during a reporting period. During times of a strengthening U.S. dollar, our reported net revenues and operating income will be reduced because the local currency will translate into fewer U.S. dollars.
Competition and Economic Downturns. Each of our consumer products subsidiaries is subject to intense competition, changes in consumer preferences and local economic conditions. To be successful, they must continue to:
•	promote brand equity successfully;

•	anticipate and respond to new consumer trends;

•	develop new products and markets and to broaden brand portfolios in order to compete effectively with lower priced products;

•	improve productivity; and

•	respond effectively to changing prices for their raw materials.
The willingness of consumers to purchase premium cigarette brands and premium food and beverage brands depends in part on local economic conditions. In periods of economic uncertainty, consumers tend to purchase more private label and other economy brands, and the volume of our consumer products subsidiaries could suffer accordingly.
Our finance subsidiary, PMCC, holds investments in finance leases, principally in transportation (including aircraft), power generation and manufacturing equipment and facilities. Its lessees are also subject to intense competition and economic conditions. If counterparties to PMCC’s leases fail to manage through difficult economic and competitive conditions, PMCC may have to increase its allowance for losses, which would adversely affect our profitability.
Strengthening Brand Portfolios Through Acquisitions. One element of PMI’s growth strategy is to strengthen its brand portfolio and/or expand its geographic reach through active programs of selective acquisitions. PM USA from time to time considers acquisitions as part of its adjacency strategy. Acquisition opportunities are limited, and acquisitions present risks of failing to achieve efficient and effective integration, strategic objectives and anticipated revenue improvements and cost savings. There can be no assurance that we will be able to continue to acquire attractive businesses on favorable terms or that all future acquisitions will be quickly accretive to earnings.
Asset Impairment. We periodically calculate the fair value of our goodwill and intangible assets to test for impairment. This calculation may be affected by the market conditions noted above, as well as interest rates and general economic conditions. If an impairment is determined to exist, we will incur impairment losses, which will reduce our earnings.
IRS Challenges to PMCC Leases. The IRS concluded its examination of ALG’s consolidated tax returns for the years 1996 through 1999, and issued a final RAR on March 15, 2006. The RAR disallowed benefits pertaining to certain PMCC leveraged lease transactions for the years 1996 through 1999. Altria Group, Inc. has agreed with all conclusions of the RAR, with the exception of the disallowance of benefits pertaining to several PMCC leveraged lease transactions for the years 1996 through 1999. PMCC will continue to assert its position regarding these leveraged lease transactions and contest approximately $150 million of tax and net interest assessed and paid with regard to them. The IRS may in the future challenge and disallow more of PMCC’s leveraged leases based on recent Revenue Rulings, a recent IRS Notice and subsequent case law addressing specific types of leveraged leases (lease-in/lease-out (“LILO”) and sale-in/lease-out (“SILO”) transactions). PMCC believes that the position and supporting case law described in the RAR, Revenue Rulings and the IRS Notice are incorrectly applied to PMCC’s transactions and that its leveraged leases are factually and legally distinguishable in material respects from the IRS’s position. PMCC and ALG intend to vigorously defend against any challenges based on that position through litigation. In this regard, on October 16, 2006, PMCC filed a complaint in the U.S. District Court for the Southern District of New York to claim refunds for a portion of these tax payments and associated interest and intends to file complaints for the remainder. However, should PMCC’s position not be upheld, PMCC may have to accelerate the payment of significant amounts of federal income tax and significantly lower its earnings to reflect the recalculation of the income from the affected leveraged leases, which could have a material effect on the earnings and cash flows of Altria Group, Inc. in a particular fiscal quarter or fiscal year. PMCC considered this matter in its adoption of FIN 48 and FASB Staff Position No. FAS 13-2.